UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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☒	Definitive Proxy Statement
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SIGA Technologies, Inc.
(Name of Registrant as Specified In Its Charter)
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SIGA Technologies, Inc.
31 East 62nd Street
New York, New York 10065
(212) 672-9100
April 27, 2022
Dear Stockholder:
You are cordially invited to attend our 2022 Annual Meeting of Stockholders on June 14, 2022, at 10:30 a.m., Eastern Time. We intend to host this meeting as a virtual-only meeting that will be held via live audio webcast online at www.virtualshareholdermeeting.com/SIGA2022. On the following pages you will find the formal notice of annual meeting and proxy statement, which describes the matters to be voted upon.
To ensure that your shares are represented at the Annual Meeting, whether or not you plan to attend the virtual meeting, please read carefully the accompanying proxy statement and please submit your vote in advance of the meeting by promptly completing, dating, signing, and returning the enclosed proxy card, or vote online or via telephone, as instructed in the proxy card.
I hope that you will attend the meeting and I look forward to seeing you there.
Sincerely,

Phillip L. Gomez, Ph.D.
Chief Executive Officer

SIGA Technologies, Inc.
31 East 62nd Street
New York, New York 10065
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON June 14, 2022
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of SIGA Technologies, Inc. (“SIGA” or the “Company”), a Delaware corporation, will be held on Tuesday, June 14, 2022, at 10:30 a.m., Eastern Time. We intend to host this meeting as a virtual-only meeting that will be held via live audio webcast online at www.virtualshareholdermeeting.com/SIGA2022.
At the Annual Meeting, SIGA’s stockholders will be voting on proposals to do the following:
1.	To elect nine directors to the Board of Directors of SIGA;
2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of SIGA for the fiscal year ending December 31, 2022;
3.	To approve an Amended and Restated Certificate of Incorporation eliminating provisions that are no longer applicable; and
4.	To transact such other business as may properly come before the Annual Meeting and at any adjournment or postponement thereof.
Stockholders of record at the close of business on April 18, 2022 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.
Admission Procedure for Attending the Meeting
If you are a stockholder as of the close of business on April 18, 2022, you will be able to attend the Annual Meeting by visiting the website referenced above and entering the unique control number included on the proxy card, voting instruction form or notice you received. Stockholders holding their shares through a broker, bank or other intermediary as of the close of business on April 18, 2022 and wishing to attend may do so by visiting the same website, by logging in as a guest and providing the additional identifying information requested at such time. All stockholders may log into the meeting platform beginning at 10:15 a.m. Eastern Time on June 14, 2022. The website will provide assistance if you experience technical issues accessing the Annual Meeting. Whether or not you plan on attending the Annual Meeting, we encourage you to submit your vote as soon as possible (i) by accessing the website or by calling the toll-free number described in the proxy materials; or (ii) by signing, dating and returning a proxy card or voting instruction form you received.
Prior to the Annual Meeting, stockholders may submit questions relating to the subject matter of the meeting via email to annualmeetingquestion@siga.com. Questions will be answered in management’s discretion and depending on the availability of time.
YOUR VOTE IS IMPORTANT.
PLEASE VOTE ONLINE OR BY PHONE OR MAIL, AS DESCRIBED ABOVE.
By Order of the Board of Directors,

Daniel J. Luckshire
Secretary
New York, New York
April 27, 2022
Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to be Held on June 14, 2022.
The Proxy Statement and 2021 Annual Report on Form 10-K are
available at www.proxyvote.com.

SIGA Technologies, Inc.
31 East 62nd Street
New York, New York 10065
(212) 672-9100
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
June 14, 2022
This proxy statement is furnished to stockholders of SIGA Technologies, Inc. (“SIGA”, the “Company” or “we”) in connection with the solicitation of proxies, in the accompanying form, by the Board of Directors of SIGA (the “Board of Directors”) for use in voting at the Annual Meeting of Stockholders (the “Annual Meeting”) intended to be held virtually on Tuesday, June 14, 2022, at 10:30 a.m. (Eastern Time), and at any adjournment or postponement thereof. We intend to host this meeting as a virtual-only meeting that will be held via live audio webcast.
This proxy statement and the accompanying form of proxy are first being mailed to stockholders on or about April 27, 2022.
VOTING RIGHTS AND SOLICITATION OF PROXIES
Purpose of the Annual Meeting
The purpose of the Annual Meeting is to vote on proposals to do the following:
1.	To elect nine directors to the Board of Directors of SIGA;
2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of SIGA for the fiscal year ending December 31, 2022;
3.	To approve an Amended and Restated Certificate of Incorporation eliminating provisions that are no longer applicable; and
4.	To transact such other business as may properly come before the Annual Meeting and at any adjournment or postponement thereof.
Record Date and Outstanding Shares
The Board of Directors has fixed the close of business on April 18, 2022 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting and any and all adjournments or postponements thereof. As of the Record Date, SIGA had issued and outstanding 72,406,667 shares of common stock, par value $.0001 per share (“Common Stock”).
Voting Your Common Stock
The Annual Meeting will be held entirely online this year. Stockholders may vote in person by attending the virtual Annual Meeting or by submitting a proxy. The method of voting by proxy differs for shares held as a record holder and shares held in “street name.”
If you are a record holder, you may vote by submitting a proxy over the Internet or by telephone by following the instructions on the website referred to in the proxy card mailed to you. Alternatively, you may vote by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card, or by completing, dating and signing the proxy card that was included with this proxy statement and promptly mailing it.
If your shares are held in “street name,” your broker, bank or other street name holder will provide you with instructions that you must follow to have your shares voted.
Voting at the Annual Meeting
Each share of Common Stock outstanding on the Record Date will be entitled to one vote on each matter submitted to a vote of the stockholders. Cumulative voting by stockholders is not permitted.

All stockholders will need their unique control number, which appears in the proxy card or voting instructions included in the proxy materials. In the event that you do not have a control number, please contact your broker, bank or other nominee as soon as possible so that you can be provided with a control number and gain access to the meeting.
The presence, in person or represented by proxy, of the holders of a majority of the voting power of all outstanding shares entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker non-votes will be counted as shares present at the Annual Meeting for purposes of determining the presence of a quorum. Brokers holding shares for beneficial owners in “street name” must vote those shares according to specific instructions they receive from the owners of such shares. If instructions are not received, brokers may vote the shares, in their discretion, depending on the type of proposals involved. Broker “non-votes” result when brokers are precluded from exercising their discretion on certain types of proposals. Brokers have discretionary authority to vote under the rules governing brokers to vote without instructions from the beneficial owner on certain “routine” items, such as the ratification of the appointment of the independent registered public accounting firm and, accordingly, your shares may be voted by your broker on Proposal No. 2. However, brokers do not have discretionary authority to vote on Proposal No. 1. Shares that are voted by brokers on some but not all of the matters will be treated as shares present for purposes of determining the presence of a quorum on all matters, but will not be treated as shares entitled to vote at the Annual Meeting on those matters as to which authority to vote is withheld by the broker.
For the election of directors, a plurality of the votes cast is required. “Withhold” votes and broker “non-votes” are not considered to have been voted for the purpose of the election of directors and therefore will have no effect on the voting results.
For the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of SIGA for the fiscal year ending December 31, 2022, the affirmative vote of a majority voting power of shares present, in person or represented by proxy, and entitled to vote on such proposal at the Annual Meeting is required. Abstentions have the same effect as “against” votes on Proposal No. 2. Brokers and other nominees have discretionary voting power to vote without instructions from the beneficial owner on the ratification of the appointment of the independent auditor and, accordingly, your shares may be voted by your broker on this proposal.
For the approval of the proposed Amended and Restated Certificate of Incorporation (the “Amended and Restated Charter”), the affirmative vote of a majority in voting power of shares entitled to vote on Proposal No. 3 at the Annual Meeting is required. Abstentions and broker non-votes, if any, will have the same effect as “against” votes on Proposal No. 3. Brokers and other nominees will have discretionary voting power to vote without instructions from the beneficial owner on Proposal No. 3 and, accordingly, your shares may be voted by your broker on this proposal.
Revocability and Voting of Proxies
Any person signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote pursuant to the proxy. A proxy may be revoked by any of the following methods:
1.	writing a letter delivered to Daniel J. Luckshire, Secretary of SIGA, stating that the proxy is revoked;
2.	submitting another proxy with a later date; or
3.	attending the Annual Meeting and voting in person.
Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee and that stockholder wishes to vote at the Annual Meeting, the stockholder should change his or her voting instructions by following the instructions from the stockholder’s broker, bank or other nominee.
Unless we receive specific instructions to the contrary or unless such proxy is revoked, shares represented by each properly executed proxy will be voted: (i) FOR the election of each of SIGA’s nominees as a director; (ii) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of SIGA for the fiscal year ending December 31, 2022; (iii) FOR the approval of the proposed Amended and Restated Charter; and (iv) with respect to any other matters that may properly come before the Annual Meeting, at the discretion of the proxy holders. We do not presently anticipate that any other business will be presented for action at the Annual Meeting.

Solicitation
SIGA will pay the costs of soliciting proxies. SIGA may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to beneficial owners. Directors, officers and regular employees may also solicit proxies by telephone, facsimile, in person or other means. They will not receive any additional payments for the solicitation.

BOARD OF DIRECTORS
The current directors are James J. Antal, Jaymie A. Durnan, Phillip L. Gomez, Julie M. Kane, Joseph W. Marshall, III, Gary J. Nabel, Julian Nemirovsky, Holly L. Phillips, and Michael C. Plansky.
Director Nominee Information
James J. Antal has served as a director of SIGA since November 2004. Mr. Antal has been an active consultant and founding investor in several Southern California based emerging companies since his retirement from Experian, a $1.6 billion global information services subsidiary of UK-based GUS plc. He has served as Chief Financial Advisor to Black Mountain Gold Coffee Co. (2003 to 2005), and as Chief Financial Officer of Pathway Data, Inc. (2005 to 2009). Mr. Antal was a member of the board of directors and served as the chairman of the audit committee for Cleveland Bio Labs, Inc. from its initial public offering in July 2006 until 2016. Mr. Antal was the Chief Financial Officer and Chief Investment Officer from 1996 to 2002 for Experian. Prior to the GUS acquisition of Experian (the former TRW Inc. Information Systems and Services businesses), Mr. Antal held various finance positions with TRW from 1978 to 1996, including Senior Vice President of Finance for TRW Information Systems and Services and TRW Inc. and Corporate Director of Financial Reporting and Accounting. He earned his undergraduate degree in accounting from The Ohio State University in 1973 and became a certified public accountant (Ohio) in 1974. He engaged in active practice as a CPA with Ernst & Ernst until 1978. Mr. Antal has served as a director of First American Real Estate Solutions, an Experian joint venture with First American Financial Corp. Mr. Antal has many years of valuable business, leadership and management experience that provides him with insight into many aspects of SIGA’s business, including an understanding of corporate finance, financial statements, accounting matters and capital markets. Mr. Antal also brings financial experience to the Board of Directors through his 32-year career as an entrepreneur, his various financial positions at other public companies and through his prior service as chairman of the audit committee for Cleveland Bio Labs.
Jaymie A. Durnan has served as a director of SIGA since June 2020. Mr. Durnan has been the Deputy Assistant to the Director for Strategic Initiatives at the Massachusetts Institute of Technology Lincoln Laboratory, the nation’s premier federally funded Department of Defense research, development and prototyping center, since September 2015. A member of the New York State Bar, he served from approximately 1992 through 1999 as a Senior Vice President and Special Counsel at MacAndrews & Forbes Holding Inc. Mr. Durnan also served as a Product Line Manager at BAE Systems; a Partner at Radius Capital Partners, a private investment firm; and as the Managing Member of Woodbury Hill Partners, LLC, a strategic advisory firm counseling companies from startup to the Fortune 200. His government service includes as a member of the Federal Senior Executive Service, where he served as a Special Assistant (Chief of Staff) to the Deputy Secretary of Defense and a Special Assistant to the Secretary of Defense in the President George W. Bush administration. He also served as the Senior Advisor to the Chief Technology Officer and Assistant Secretary of Defense for Research and Engineering in the Department of Defense in the President Barack Obama administration. A retired naval officer, he served as an aircraft carrier-based naval aviator; an operations analyst on the staff of the Chief of Naval Operations; an Aide to the Chief of Naval Operations; a member of staff of the Chairman of the Joint Chiefs of Staff supporting arms control negotiations; a Military Assistant to Director of the Office of Net Assessment where he pursued topics related to forecasting future capabilities and alternative security environments; and a Military Social Aide to the President of the United States. For his service, Mr. Durnan has received some of the highest Defense Department non-combat awards, including the Department of Defense Medal for Distinguished Public Service, and the Navy Distinguished Public Service Award presented by the Secretary of the Navy to a civilian for specific courageous or heroic acts or exceptionally outstanding service of substantial and long-term benefit to the Navy, Marine Corps or Department of the Navy. Mr. Durnan has served as a director or trustee for MacAndrews & Forbes Worldwide Corp.; Swift Prepaid Solutions; kSARIA Corp.; Orthozon Technologies; Defensewerx; Antioch New England University; and, Unity College. He is the Chairman of the Andrew W. Marshall Foundation. He is a graduate of the United States Naval Academy, Georgetown University, and the Georgetown University School of Law. Mr. Durnan brings many years of experience in the defense industry to the Board of Directors, which positions him well to provide oversight for our Company in a highly regulated industry and to provide guidance in government relations, particularly with the Department of Defense and other government agencies.
Phillip L. Gomez began serving as Chief Executive Officer on October 13, 2016 and was appointed as a director on December 6, 2016. Prior to joining SIGA, Dr. Gomez was a Principal in the Pharma & Life Sciences Management Consulting Practice at PricewaterhouseCoopers LLP (“PwC”) from 2011 until 2016. At PwC, and at PRTM Management Consultants (“PRTM”), where he was a Director from 2007-2011 prior its acquisition by PwC,

Dr. Gomez led the team that focused on the development and execution of business strategies for leading pharmaceutical companies, governmental agencies, academic medical centers, and foundations with respect to product development and manufacturing of pharmaceutical products. Dr. Gomez joined PRTM from the Vaccine Research Center at the National Institute of Allergy and Infectious Diseases at the NIH, where he worked from 2001 – 2007 and established the Vaccine Production Program, which manufactured vaccines for clinical trials against HIV, SARS, Ebola, West Nile Virus and Influenza. Prior to NIH, Dr. Gomez spent more than nine years in the pharmaceutical industry at Abbott Laboratories, Sanofi Pasteur, and Baxter Healthcare Corporation in positions of increasing responsibility, leading process/product development initiatives and project teams for the development of multiple biologic products. Dr. Gomez holds a Bachelor of Arts degree from Dartmouth College, a Master of Science and a Doctor of Philosophy in chemical engineering from Lehigh University, and a Master of Business Administration from the Smith School of Business at the University of Maryland. Dr. Gomez’s long career in various management and consulting positions within industry and government, as well as Dr. Gomez’s position as chief executive officer of SIGA, provides the Board of Directors with valuable leadership and insight into many aspects of our business.
Julie M. Kane has served as a director of SIGA since May 2019. She is also currently a director of Heliogen, Inc., a publicly traded company in the field of AI-enabled concentrated solar power. Ms. Kane is the former Senior Vice President, Chief Ethics and Compliance Officer, and Deputy General Counsel with PG&E Corporation (2015-2020). In January 2019, PG&E Corporation and its subsidiary, Pacific Gas and Electric Company, filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code as a result of wildfire claims in California. Prior to joining PG&E Corporation in 2015, Ms. Kane worked at Avon Products, Incorporated as Vice President and General Counsel of Avon North America and Corporate Legal Functions. Prior to joining Avon in 2013, Ms. Kane held a number of senior roles with Novartis Corporation and its affiliates over a 25-year period. Ms. Kane is a member of the Board of Directors of the Ethics Resource Center in Washington, D.C., and formerly served on the Board of Governors of the Commonwealth Club of California. Ms. Kane holds an undergraduate degree in political science from Williams College, in Williamstown, Massachusetts, and a law degree from the University of San Francisco School of Law. Ms. Kane is a member of the California state bar. Ms. Kane’s decades of experience spanning several industries, including pharmaceuticals, chemicals and agribusiness, beauty, direct-selling and dual-fuel utilities, along with her experience in environmental, social and governance matters, provides our Board with valuable insight into many aspects of our business.
Joseph W. “Chip” Marshall, III has served as a director of SIGA since early 2009. Mr. Marshall is the former President and Chief Executive Officer of Temple University Health System (2001-2008). In 2000, he became Chair of Temple University Health System and served in that capacity until 2007. Mr. Marshall returned as Chair of Temple Health in 2018. Prior to 2000, Mr. Marshall was a founding partner at Goldman & Marshall P.C., Philadelphia, PA, a corporate healthcare law firm. He received his B.A. and J.D. degrees (1975 and 1979, respectively) from Temple University. In 1990, he joined the Temple University Board of Trustees. He was a founding member of the Temple University Health System Board of Directors in 1995. He served on the Pennsylvania State Ethics Commission in the 1980s and early 1990s, including as Chairman for a portion of that period. During 2005-2006, he served as a Member of the Federal Medicaid Commission. Additionally, during 2004-2006, he served as a Member of the Pennsylvania Gaming Control Board. Mr. Marshall is the lead independent director of Gaming and Leisure Properties, Inc., and he is a director of Maxim Healthcare Services, a privately held company in Columbia, Maryland. Mr. Marshall has more than 30 years of experience in healthcare and is a prominent and highly regarded figure in the healthcare and higher education sectors. His excellent leadership, visibility and expertise in healthcare are of considerable value to the Board of Directors.
Dr. Gary J. Nabel M.D., Ph.D. is currently President and CEO of ModeX Therapeutics Inc, a biotech startup in Natick, MA. He recently retired as Chief Scientific Officer, Global Research and Development, and Head of the North American R&D Hub at Sanofi. In addition to serving as Senior Vice President for the company, Dr. Nabel also oversaw the Breakthrough Lab, which developed the first trispecific antibodies now in development for HIV as published in Science, as well as cancer immunotherapies and novel vaccines. The Chief Scientific Office sponsored external innovation awards, the Postdoctoral and Innovation Fellows Programs, and the Global Science Awards. An author of more than 450 scientific publications, Dr. Nabel joined Sanofi in 2012 from the National Institutes of Health, where he served as Director of the Vaccine Research Center (VRC) since 1999, during which time, he provided overall direction and scientific leadership of the basic, clinical, and translational research activities and guided development of novel vaccine strategies against HIV, universal influenza, Ebola and emerging infectious disease viruses. His work encompasses basic mechanisms of HIV gene activation, structure-based vaccine design, and immunotherapy. Dr. Nabel graduated magna cum laude from Harvard College in 1975 and continued his graduate studies at Harvard, completing his Ph.D. in 1980 and his M.D. two years later, followed by a post-doctoral fellowship with David Baltimore at the Whitehead Institute. In recognition of his expertise at the forefront of virology, immunology, gene therapy, and molecular biology, Dr. Nabel was elected to the National Academy of Medicine in 1998. Among his many other honors, Dr. Nabel received the Amgen Scientific Achievement Award from the American Society for Biochemistry and Molecular Biology, the Health and Human Services Secretary’s Award for Distinguished Service, and is a fellow of the American Association of Physicians, and the American Academy of Arts Sciences. Dr. Nabel’s broad experience and expertise within the pharmaceutical and biotech industries, as well as Dr. Nabel’s history of leadership within the National Institutes of Health, provide the Board with valuable insights into many aspects of our business.
Julian Nemirovsky has served as a director of SIGA since December 2020. Mr. Nemirovsky currently serves as Senior Vice President, Capital Markets at MacAndrews & Forbes, where he is responsible for managing all capital-structure matters relating to the firm’s portfolio companies and new investments. Prior to joining MacAndrews in 2020, he spent nine years at MidOcean Credit Partners, where he held the title of Principal and Portfolio Manager. In that role, he was responsible for management of over $1 billion of assets across several opportunistic credit strategies including long/short hedge funds and illiquid credit drawdown funds. Prior to joining MidOcean in 2011, he was an Associate at Union Capital, a lower-middle market private equity firm. He began his career in 2006 as an Analyst in Goldman Sachs’ Leveraged Finance group within the Investment Banking division. Julian holds a BBA from Baruch College and an MBA from the Tuck School of Business (Dartmouth). Mr. Nemirovsky’s strong financial background provides financial expertise to the Board.
Dr. Holly Phillips, a Board-Certified General Internist in private practice in Manhattan, gained nationwide recognition as a Senior Medical Contributor for CBS News. For 16 years, at her Upper East Side practice, she has addressed all aspects of internal medicine and has established a broad referral base of specialists across the City’s major hospital systems. Prior to joining CBS News, Dr. Phillips was the Chief Medical Correspondent for CBS2, New York’s local news affiliate. She has also served as an on-air expert and anchor for the nationally syndicated program “The Doctors.” Frequently quoted in print, she has held contributing editor roles for both Prevention and Cosmopolitan. Dr. Phillips is the author of “The Exhaustion Breakthrough,” published by Rodale, a New York Times Digital Bestseller for Health and Wellness. Dr. Phillips holds a B.A. in English from Williams College and a medical degree from Columbia University College of Physicians and Surgeons. During her residency at Lenox Hill Hospital, she was awarded the Letter of Commendation for Outstanding Performance in Women’s Health after spearheading a cancer screening and health maintenance program for residents of the Park Avenue Women’s Shelter. Dr. Phillips is a member of the American Medical Association, the American College of Physicians, and the Independent Doctors Association of New York. Dr. Phillips’ many years of direct patient-facing interactions, broad network of hospital-based and institutional relationships, and communication, broadcast and journalism experience, provide the Board with unique insight into the perspectives of a wide range of stakeholders.
Michael C. Plansky has served as a director of SIGA since May 2017. Mr. Plansky has 35 years of experience at KPMG LLP where he served in a variety of senior leadership positions until his retirement in 2010. From 2005-2009, he was the National Partner in Charge, Risk Management – Audit, and Regional Risk Management Partner, serving on the firm’s Professional Practice Committee and having responsibility for oversight of risk management for the Americas region. Mr. Plansky also served as the firm’s Ombudsman and a member of its Legal and Compliance Committee and Management Review Panel. Earlier in his tenure, he held the roles of Lead Audit Engagement Partner, SEC Reviewing Partner and National Director of the firm’s Consumer Products Practice, serving a broad range of global public companies. Also, Mr. Plansky served as a director on ANN INC.’s Board of Directors between 2011 and 2015 and was an Adjunct Associate Professor at New York University’s Leonard N. Stern School of Business. Mr. Plansky provides our Board with broad accounting expertise, including significant knowledge in audit and risk management, and extensive experience across many industries.
Meetings of the Board of Directors
During 2021, the Board of Directors held nine meetings. The Independent Directors (as defined below) also regularly convene executive sessions where only such Independent Directors are present. Such meetings may be in conjunction with regularly scheduled meetings of the Board of Directors. Each incumbent director serving during

2021 attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of committees on which such director served during the period the director was on the Board or committee. Each member of the Board of Directors is also urged to attend the Annual Meeting. All current members of the Board of Directors attended SIGA’s 2021 annual meeting of stockholders.
Director Independence
Based on the review and recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has determined that each of the current directors, other than Dr. Gomez, are independent (the “Independent Directors”) as defined by Nasdaq Stock Market (“Nasdaq”) Rule 5605(a)(2). The Board of Directors also determined that Mr. Constance, who did not stand for re-election in 2021, was independent during the time he served as a director in 2021.
In assessing the independence of our directors and director nominees, the Nominating and Corporate Governance Committee and the Board took into account certain transactions, relationships and arrangements involving certain Independent Directors and concluded that such transactions, relationships and arrangements would not interfere with the exercise of independent judgment of such directors in carrying out the responsibilities of a director. In connection with such independence determinations, the Board of Directors considered Mr. Nemirovsky’s service as executives of MacAndrews & Forbes Incorporated (“M&F”), a principal stockholder of the Company and, as further described under “Transactions with Related Persons”, the lessor of the Company’s headquarters.
In addition, based on the review and recommendation by the Nominating and Corporate Governance Committee, the Board of Directors has determined that each member of the Audit and the Compensation Committee meets the heightened independence standards applicable to membership in the applicable committee under the applicable Nasdaq rules.
Committees of the Board of Directors
The Board of Directors is responsible for appointing the members of the standing Audit, Compensation, and Nominating and Corporate Governance Committees. Each member of the Audit, Compensation, and Nominating and Corporate Governance Committees is an Independent Director. In addition, each of the committees of the Board of Directors has a written charter that was approved by the Board of the Directors. A copy of each charter is posted on SIGA’s website at www.siga.com under the “Corporate Governance” section.
Audit Committee. The Audit Committee, which consists of directors Michael C. Planksy, James J. Antal, and Joseph W. Marshall, held four meetings during 2021. The Board of Directors has determined that each of the members of the Audit Committee is “independent” under applicable laws, rules and regulations, including the heightened Nasdaq independence standards and the regulations of the Securities and Exchange Commission (the “SEC”) relating to audit committee members. Moreover, the Company has determined that Mr. Plansky is an “audit committee financial expert” within the meaning of Regulation S-K (“Regulation S-K”) promulgated under the Securities Act of 1933, as amended. The purpose of the Audit Committee is to assist the Board of Directors in the oversight of the integrity of SIGA’s financial statements, SIGA’s compliance with legal and regulatory matters, the independent registered public accounting firm’s qualifications and independence, and the performance of SIGA’s independent registered public accounting firm. The primary responsibilities of the Audit Committee are set forth in its charter and include various matters with respect to the oversight of SIGA’s accounting and financial reporting process and audits of the financial statements of SIGA on behalf of the Board of Directors. The Audit Committee also selects the independent registered public accounting firm to conduct the annual audit of SIGA’s financial statements; reviews the proposed scope of such audit; reviews the Company’s accounting and financial controls with the independent registered public accounting firm and our financial accounting staff; and reviews and approves transactions, if any, between us and our directors, officers, and their affiliates. A copy of the Audit Committee charter is available on SIGA’s website at www.siga.com under the “Corporate Governance” section. Also see the section of this proxy statement entitled “Report of the Audit Committee.”
Compensation Committee. The Compensation Committee consists of Julie M. Kane, James J. Antal (since June 2021), and Julian Nemirovsky (since June 2021). Thomas E. Constance and Joseph W. Marshall previously served on the committee until June 2021. The Compensation Committee held five meetings during 2021. The Board of Directors has determined that each of the members of the Compensation Committee is “independent” under applicable laws, rules and regulations, including the heightened Nasdaq independence standards relating to compensation committee members. The Compensation Committee functions include reviewing and approving the compensation and benefits for SIGA’s executive officers, administering SIGA’s equity incentive plans and making recommendations to the Board of Directors regarding these matters. A copy of the Compensation Committee charter is available on SIGA’s website at www.siga.com under the “Corporate Governance” section. Also see the section of this proxy statement entitled “Compensation Discussion and Analysis.”
Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee (the “Nominating Committee”) consists of directors Joseph W. Marshall (since June 2021), Jaymie A. Durnan, and Michael C. Plansky. Julie M. Kane previously served on the committee until June 2021. The Nominating Committee held four meetings in 2021. The Board of Directors has determined that each of the members of the Nominating Committee is “independent” under applicable laws, rules and regulations, including the Nasdaq listing standards. The Nominating Committee is responsible for reviewing and recommending to the Board of Directors potential nominees for director positions, making recommendations to the Board of Directors regarding the size and composition of the Board of Directors and its committees, monitoring the Board of Director’s effectiveness, and developing and implementing SIGA’s corporate governance procedures and policies. A copy of the Nominating Committee charter is available on SIGA’s website at www.siga.com under the “Corporate Governance” section.
In selecting candidates for the Board of Directors, the Nominating Committee begins by determining whether the incumbent directors, whose terms expire at the annual meeting of stockholders, desire and are qualified to continue their service on the Board of Directors. SIGA is of the view that the continuing service of qualified incumbents promotes stability and continuity of the Board of Directors, giving SIGA the benefit of familiarity and insight into SIGA’s affairs that its directors have accumulated during their tenure, while contributing to the Board of Director’s ability to work as a collective body. Accordingly, it is the policy of the Nominating Committee, absent special circumstances, to nominate qualified incumbent directors who continue to satisfy the Nominating Committee’s criteria for membership on the Board of Directors, whom the Nominating Committee believes will continue to make important contributions to the Board of Directors and who consent to stand for re-election and, if re-elected, to continue their service on the Board of Directors. If there are positions on the Board of Directors for which the Nominating Committee will not be re-nominating an incumbent director, or if there is a vacancy on the Board of Directors, the Nominating Committee will solicit recommendations for nominees from persons whom the Nominating Committee believes are likely to be familiar with qualified candidates, including members of the Board of Directors and management of SIGA. The Nominating Committee may also engage a professional search firm to assist in the identification of qualified candidates, but did not do so in 2021. As to each recommended candidate that the Nominating Committee believes merits serious consideration, the Nominating Committee will collect information, including by, without limitation, soliciting views from other directors and SIGA’s management and having one or more Nominating Committee members interview each such candidate, regarding each candidate as it deems necessary or appropriate in order to make an informed decision with respect to such candidate. The Nominating Committee considers the overall qualifications of prospective nominees for director, including the particular experience, expertise and outlook that they would bring to the Board of Directors. While diversity may contribute to this overall evaluation, it is not considered by the Nominating Committee as a separate or independent factor in identifying nominees for director. Based on all available information and relevant considerations, the Nominating Committee will select, for each directorship to be filled, a candidate who, in the view of the Nominating Committee, is most suited for membership on the Board of Directors.
The Nominating Committee has adopted a policy with regard to the minimum qualifications that must be met by a Nominating Committee-recommended nominee for a position on the Board of Directors. Pursuant to this policy, the Nominating Committee generally requires that all candidates for the Board of Directors be of high personal integrity and ethical character and that all non-employee candidates not have any interest that would, in the view of the Nominating Committee, materially impair the candidate’s ability to (i) exercise independent judgment or (ii) otherwise discharge the fiduciary duties owed as a director to SIGA and its stockholders. In addition, candidates must be able to represent fairly and equally all stockholders of SIGA without favoring or advancing any particular stockholder or other constituency of SIGA. Candidates must have demonstrated achievement in one or more fields of business, professional, governmental, communal, scientific or educational endeavor. Candidates are expected to have sound judgment and a general appreciation regarding major issues facing public companies of a size and operational scope similar to SIGA, including contemporary governance concerns, regulatory obligations of a public issuer, strategic business planning, competition in a global economy, and basic concepts of corporate finance. Candidates must also have, and be prepared to devote, adequate time to the Board of Directors and its committees. It is expected that, taking into account their other business and professional commitments, including their service on the boards of other companies, each candidate will be available to attend meetings of the Board of Directors and any committees on which the candidate will serve, as well as SIGA’s annual meeting of stockholders. SIGA also requires that at least a majority of the directors serving at any time on the Board of Directors are independent, as defined under Nasdaq rules and that at least three of the directors satisfy the financial literacy requirements required for service on the Audit Committee under Nasdaq rules.
The Nominating Committee has adopted a policy, summarized in this paragraph, with regard to the consideration of director candidates recommended by stockholders. The Nominating Committee will consider recommendations for the nomination of directors submitted by holders of SIGA’s shares entitled to vote in the election of directors. The Nominating Committee will give consideration to these recommendations for positions on the Board of Directors where the Nominating Committee has determined not to re-nominate a qualified incumbent director. While the Nominating Committee has not established a minimum number of shares that a stockholder must own in order to present a nominating recommendation for consideration, or a minimum length of time during which the stockholder must own its shares, the Nominating Committee may take into account the size and duration of a recommending stockholder’s ownership interest in SIGA. The Nominating Committee may also consider whether the stockholder making the nominating recommendation intends to maintain an ownership interest in SIGA of substantially the same size as its interest at the time of making the recommendation. The Nominating Committee may refuse to consider recommendations of nominees who do not satisfy the minimum qualifications prescribed by the Nominating Committee for board candidates.
The Nominating Committee has adopted procedures to be followed by stockholders in submitting recommendations of candidates for directors. The procedures are set forth in SIGA’s Bylaws and are posted on SIGA’s website at www.siga.com under the “Corporate Governance” section. Pursuant to these procedures, a stockholder (or group of stockholders) wishing to submit a nominating recommendation for an annual meeting of stockholders should arrange to deliver it to SIGA no earlier than 120 calendar days and no later than 90 calendar days prior to the first anniversary of the date of the prior year’s annual meeting of stockholders. All stockholder nominating recommendations should be in writing, addressed to the “Nominating and Corporate Governance Committee” in care of SIGA’s Secretary at SIGA’s principal headquarters, 31 East 62nd Street, New York, New York 10065. Submissions should be made by mail or courier. A nominating recommendation should be accompanied by the following information concerning each recommending stockholder:
•	the name and address of the recommending stockholder as they appear on the Company’s books;
•
the name and address of any other beneficial owner of the recommending stockholder’s Company stock or any affiliate of the recommending stockholder or such beneficial owner (any such person, a “stockholder associated person”);

•
as to each recommending stockholder and stockholder associated person: the number and class or series of SIGA’s shares directly or indirectly held of record and beneficially by the recommending stockholder or stockholder associated person; the date such shares were acquired; a description of any agreement, arrangement or understanding, direct or indirect, with respect to such nomination between or among the recommending stockholder, any stockholder associated person or any others (including their names); a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions and borrowed or loaned shares) that has been entered into, directly or indirectly, as of the date of the recommending stockholder’s notice by, or on behalf of, the recommending stockholder or any stockholder associated person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the recommending stockholder or any stockholder associated person with respect to shares of stock of SIGA; a description in reasonable detail of any proxy (including revocable proxies), contract, arrangement, understanding or other relationship pursuant to which the recommending stockholder or any stockholder associated person has a right to vote any shares of stock of the Company;

•
a representation that the recommending stockholder is a holder of record of stock of the Company entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such nomination;

•
all information regarding the proposed nominee and each stockholder associated person that would be required to be disclosed in a solicitation of proxies subject to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the written consent of such proposed nominee to being named in a proxy statement as a nominee and to serve if elected and a completed signed questionnaire, representation and agreement reasonably requested by the Company;
•
description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among a recommending stockholder, any stockholder associated person or their respective associates, or others acting in concert therewith, including all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the recommending stockholder, any stockholder associated person or any person acting in concert therewith, were the “registrant” for purposes of such rule and the proposed nominee were a director or executive of such registrant;

•
a representation as to whether the recommending stockholder intends (a) to deliver a proxy statement and form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve the nomination or (b) otherwise to solicit proxies from stockholders in support of such nomination;

•
all other information that would be required to be filed with the SEC if the recommending stockholder and any stockholder associated person were participants in a solicitation subject to Section 14 of the Exchange Act;

•	a representation that the recommending stockholder shall provide any other information reasonably requested by the Company; and
•	such other information as the Company may reasonably request.
Compensation Committee Interlocks and Insider Participation
None.
Code of Ethics
SIGA has adopted a Code of Ethics and Business Conduct that applies to its officers, directors and employees including, without limitation, our Chief Executive Officer, Executive Vice President & Chief Financial Officer, General Counsel and Chief Administrative Officer, and Executive Vice President & Chief Scientific Officer. The Code of Ethics and Business Conduct is available on SIGA’s website at www.siga.com under the “Corporate Governance” section. In the event that there is any amendment to or waiver from any provision of the Code of Ethics and Business Conduct that requires disclosure under SEC or Nasdaq rules, SIGA intends to satisfy these disclosure requirements by posting such information on its website, as permitted by Item 5.05(c) of Form 8-K.
Stockholder Communications with the Board of Directors
SIGA stockholders may send communications to the Board of Directors, any committee of the Board of Directors or an individual director. The process for so communicating is posted on SIGA’s website at www.siga.com under the “Corporate Governance” section.
Board Leadership Structure
SIGA recognizes that different Board leadership structures may be appropriate for SIGA during different periods of time and under different circumstances. As such, the Board of Directors reviews its leadership structure periodically and considers a variety of structures that may be appropriate. The Board of Directors does not have a policy on whether or not the roles of Chief Executive Officer and Chairman of the Board should be separate, and Company policies do not require a Chairman of the Board. The Board of Directors believes that it should have the flexibility to make a determination from time to time in a manner that is in the best interests of SIGA and its shareholders at the time of such determination. The Board of Directors believes that the Company’s current lead independent director (“Lead Director”), Mr. Plansky, is best situated to continue to serve as the Lead Director of the Board. Responsibilities of the Lead Director include: presiding over executive sessions of the independent directors; serving as a liaison between the CEO and other independent directors; calling meetings of independent directors, when appropriate; and being available for consultation and communication with shareholders, as appropriate. The Company believes the Lead Director’s role and responsibilities, combined with the active involvement of our independent directors and board committees, promote strong, independent oversight over management, such that this leadership structure is appropriate.

The Board’s Role in Risk Oversight
The Board of Directors has an active role, as a whole and at the committee level, in overseeing management of our risks. The Board of Directors regularly reviews information about our financial condition and operations, and the risks associated with each. The Board’s Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Audit Committee oversees management of financial reporting risks and considers the effects of systemic risks inherent in our business. The Nominating Committee manages risks associated with the independence of the Board of Directors, potential conflicts of interest and risks associated with other governance matters. Although each committee is responsible for evaluating certain risks and overseeing the management of those risks, the entire Board of Directors is regularly informed about them through committee reports. The entire Board regularly reviews the overall risk profile of the Company, and receives periodic briefings on any material changes in risk assessments, in particular within the Company’s Enterprise Risk Management (“ERM”) program. Within the framework of the ERM program, the Board regularly monitors and oversees risk management of key risks such as cyber-related risks and risks associated with any external events that cause material societal and/or business disruptions, such as the COVID-19 pandemic.

REPORT OF THE AUDIT COMMITTEE
During the 2021 fiscal year, the Audit Committee, operating under its written charter that has been approved by the full Board of Directors, consisted solely of three independent directors, as defined in Nasdaq Rule 5605(a)(2), each of whom has been determined by the Board to qualify as a financial expert, within the meaning of the regulations of the Securities and Exchange Commission. The Audit Committee assists the Board of Directors in monitoring the quality and integrity of SIGA’s financial statements, the independent registered public accounting firm’s qualifications and independence, the performance of the independent registered public accounting firm, SIGA’s compliance with applicable legal and regulatory requirements, and SIGA’s assessment of financial risk exposures. Management is responsible for SIGA’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of SIGA’s consolidated financial statements and the effectiveness of its internal controls over financial reporting in accordance with generally accepted auditing standards and for issuing its reports on those financial statements and related internal controls. The Audit Committee monitors and oversees these processes.
In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements as of and for the year ended December 31, 2021 and internal controls over financial reporting as of December 31, 2021 with management and with PricewaterhouseCoopers LLP (“PwC”), SIGA’s independent registered public accounting firm. Also, the Audit Committee has discussed with PwC the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) and the Securities and Exchange Commission.
The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with PwC its audit and other fees and the issue of its independence from SIGA. The Audit Committee has concluded that the fees paid to PwC are compatible with its independence.
Based on its review of the audited consolidated financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2021 be included in SIGA’s Annual Report on Form 10-K filing with the SEC. The Audit Committee has also recommended, subject to stockholder ratification, the selection of SIGA’s independent registered public accounting firm for the year ending December 31, 2022.

Respectfully submitted by the Audit Committee,

Michael C. Plansky, Chairman
James J. Antal
Joseph W. “Chip” Marshall, III

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Ownership of Common Stock
The following tables set forth certain information regarding the beneficial ownership of SIGA’s voting securities as of April 18, 2022 of (i) each person known to SIGA to own beneficially more than 5% of the outstanding Common Stock, (ii) each director and director nominee of SIGA, (iii) each Named Executive Officer (as defined below) and (iv) all directors and executive officers of SIGA as a group. As of April 18, 2022, a total of 72,406,667 shares of Common Stock were outstanding. Each share of Common Stock is entitled to one vote on matters on which holders of Common Stock are eligible to vote. The column entitled “Percentage of Total Voting Stock Outstanding” shows the percentage of total voting stock beneficially owned by each listed party.
The number of shares beneficially owned is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of April 18, 2022, through the exercise or conversion of any stock option, convertible security, warrant or other right. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity.
Name and Address of Beneficial Owner(1)	Amount of Beneficial Ownership(2)	Percentage of Common Stock Outstanding
MacAndrews & Forbes Incorporated(3) 35 East 62nd Street New York, NY 10065	24,156,358	33.36%
John Latane Lewis, IV(4) 4752 Sherwood Farm Charlottesville, VA 22902	4,982,719	6.88%
BlackRock, Inc.(5) 55 East 52nd Street New York, NY 10055	3,620,878	5.00%
James J. Antal 30952 Steeplechase Dr. San Juan Capistrano, CA 92675	116,857(6)	*
Jaymie A. Durnan	55,982(7)	*
Julie M. Kane	73,482(8)	*
Joseph W. Marshall III Stevens & Lee 1818 Market Street Philadelphia, PA 19103	188,751(9)	*
Gary J. Nabel	40,982(10)	*
Julian Nemirovsky	40,982(11)	*
Holly L. Phillips	40,982(12)	*
Michael C. Plansky	100,982(13)	*
Phillip. L. Gomez, Ph.D.	475,782	*
Daniel J. Luckshire	251,370	*
Dennis E. Hruby, Ph.D.	147,465	*
Robin E. Abrams(14)	49,787	*
All executive officers and directors as a group (eleven individuals)	1,533,617(15)	2.12%
*	Less than 1%
(1)	Unless otherwise indicated the address of each beneficial owner identified is 31 East 62nd Street, 5th floor, New York, New York 10065.
(2)
Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of a given date which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(3)
Based on the amended Schedule 13D filed with the SEC on September 17, 2021 by MacAndrews & Forbes Incorporated, reporting beneficial ownership. The underlying beneficial owners, MFV Holdings One LLC and ST Holdings One LLC, are direct wholly owned subsidiaries of MacAndrews & Forbes Group LLC, which is direct wholly owned subsidiary of MacAndrews and Forbes Incorporated. The ROP Revocable Trust dated 1/9/2018, of which Ronald O. Perelman is the sole trustee and beneficiary, is the sole stockholder of MacAndrews & Forbes Incorporated. Each of MacAndrews & Forbes Incorporated, MacAndrews & Forbes LLC, MFV Holdings One LLC, and ST Holdings One LLC has shared voting and dispositive power over 24,156,358 shares of Common Stock.

(4)	Based on the amended Schedule 13G filed with the SEC on June 5, 2020 by John Latane Lewis, IV reporting beneficial ownership.
(5)
Based on the amended Schedule 13G filed with the SEC on February 9, 2022 by BlackRock, Inc. reporting (i) sole voting power over 3,305,907 shares of Common Stock and (ii) sole dispositive power over 3,620,878 shares of Common Stock.

(6)	Includes 15,982 restricted stock units vesting on June 14, 2022. Excludes 6,849 restricted stock units expected to be settled in cash on June 14, 2022.
(7)
Includes 25,000 shares of Common Stock issuable upon exercise of options. Also includes 15,982 restricted stock units vesting on June 14, 2022. Excludes 6,849 restricted stock units expected to be settled in cash on June 14, 2022.

(8)
Includes 25,000 shares of Common Stock issuable upon exercise of options. Also includes 15,982 restricted stock units vesting on June 14, 2022. Excludes 6,849 restricted stock units expected to be settled in cash on June 14, 2022.

(9)	Includes 15,982 restricted stock units vesting on June 14, 2022. Excludes 6,849 restricted stock units expected to be settled in cash on June 14, 2022.
(10)
Includes 25,000 shares of Common Stock issuable upon exercise of options. Also includes 15,982 restricted stock units vesting on June 14, 2022. Excludes 6,849 restricted stock units expected to be settled in cash on June 14, 2022.

(11)
Includes 25,000 shares of Common Stock issuable upon exercise of options. Also includes 15,982 restricted stock units vesting on June 14, 2022. Excludes 6,849 restricted stock units expected to be settled in cash on June 14, 2022.

(12)
Includes 25,000 shares of Common Stock issuable upon exercise of options. Also includes 15,982 restricted stock units vesting on June 14, 2022. Excludes 6,849 restricted stock units expected to be settled in cash on June 14, 2022.

(13)
Includes 25,000 shares of Common Stock issuable upon exercise of options. Also includes 15,982 restricted stock units vesting on June 14, 2022. Excludes 6,849 restricted stock units expected to be settled in cash on June 14, 2022.

(14)	On March 18, 2022, Ms. Abrams tendered her resignation as the General Counsel and Chief Administrative Officer, which resignation was effective April 15, 2022.
(15)	See footnotes (6)-(13).

MANAGEMENT
Executive Officers
The following table sets forth certain information with respect to the executive officers of SIGA:
Name	Age	Position
Phillip L. Gomez, Ph.D.	55	Chief Executive Officer and Director
Daniel J. Luckshire	51	Executive Vice President, Chief Financial Officer and Corporate Secretary
Dennis E. Hruby, Ph.D.	70	Executive Vice President and Chief Scientific Officer
Daniel J. Luckshire has served as Executive Vice President and Chief Financial Officer since February 2011. Prior to joining SIGA, Mr. Luckshire was a strategic advisor and private investor for companies within specialized market segments. Between 1998 and 2008, Mr. Luckshire was an investment banker at Merrill Lynch & Co., where he held various positions of increasing responsibility. Prior to his employment with Merrill Lynch, Mr. Luckshire was a member of the management team that built USI Insurance Services into a national insurance brokerage and was a CPA at PricewaterhouseCoopers LLP. Mr. Luckshire has a Master of Business Administration degree in Finance and Strategic Management from The Wharton School of the University of Pennsylvania and a Bachelor of Science degree from Villanova University.
Dennis E. Hruby, Ph.D. has served as Vice President and Chief Scientific Officer since June 2000. From April 1997 through June 2000, Dr. Hruby was our Vice President of Research. From January 1996 through March 1997, Dr. Hruby served as a senior scientific advisor to SIGA. Dr. Hruby is an Adjunct Courtesy Professor of Microbiology at Oregon State University, and from 1990 to 1993 was Director of the Molecular and Cellular Biology Program and Associate Director of the Center for Gene Research and Biotechnology. Dr. Hruby specializes in virology and cell biology research, and the use of viral and bacterial vectors to produce recombinant vaccines as well as antiviral development. He is a member of the American Society of Virology, the American Society for Microbiology and a fellow of the American Academy of Microbiology. Dr. Hruby received a Ph.D. in microbiology from the University of Colorado Medical Center and a B.S. in microbiology from Oregon State University.
See Director Nominee Information for a biography of Dr. Gomez.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
The Compensation Committee of the Board of Directors is responsible for reviewing and recommending to the Board of Directors the compensation of our “named executive officers,” as such term is defined in Regulation S-K promulgated under the Exchange Act (“Named Executive Officers”), as well as our other key employees. In this regard, the Compensation Committee has the responsibility to establish a compensation policy for officers and key employees designed to (i) attract and retain the best possible executive talent; (ii) tie annual and long-term cash and stock incentives to achievement of corporate and individual performance objectives; and (iii) provide competitive compensation to our officers and key employees to align executives’ incentives with the creation of stockholder value.
As a general matter, the compensation policy for officers and key employees has historically included a combination of the following:
•	base salary, which is determined on an annual or semi-annual basis,
•	annual or other time-based cash incentive compensation, and
•	long-term incentive compensation often in the form of equity awards.
This section discusses the principles underlying our executive compensation policies, our decisions in 2021 and the principles that we expect to use in coming years.
Our Named Executive Officers
For 2021, our Named Executive Officers and their titles were:
Name	Title
Phillip L. Gomez, Ph.D.	Chief Executive Officer and Director
Daniel J. Luckshire	Executive Vice President, Chief Financial Officer and Corporate Secretary
Dennis E. Hruby, Ph.D.	Executive Vice President and Chief Scientific Officer
Robin E. Abrams*	General Counsel and Chief Administrative Officer
*	On March 18, 2022, Ms. Abrams tendered her resignation as the General Counsel and Chief Administrative Officer, which resignation was effective April 15, 2022.
Our Executive Compensation Decision Process
Overview
Our Compensation Committee reviews and approves the corporate goals and objectives with respect to the compensation for the Company’s executive officers, including the Chief Executive Officer. In its discretion, the Compensation Committee may establish cash or equity incentive programs and otherwise award cash bonuses or equity-based awards to executive officers and key employees. Annual incentive compensation to our executive officers is payable pursuant to contractual provisions with certain executives that provide eligibility to receive discretionary bonuses and equity-based awards at the sole discretion of the Board of Directors. The Board of Directors’ decisions in such matters have been delegated from time to time to the Compensation Committee. In connection with its review of compensation matters for the Company’s executive officers, the Compensation Committee considers the executive’s performance and long-term contribution to achieving the Company’s objectives, economic and business conditions affecting the Company, the financial condition of the Company and reviews information regarding the compensation of similarly situated executives at peer companies. The Compensation Committee either makes cash or/and equity-based awards or makes recommendations to the Board of Directors with respect to the amounts of such awards based on the foregoing criteria.
Role of Executive Officers in Setting Compensation Decisions
Regarding most compensation matters, the Chief Executive Officer has historically provided recommendations to the Compensation Committee relying on his personal experience with respect to evaluating the contribution of our other executive officers. Dr. Phillip L. Gomez, our Chief Executive Officer, was involved in compensation recommendations for 2021, with input from our Executive Vice President & Chief Financial Officer, Executive Vice President & Chief Scientific Officer and General Counsel & Chief Administrative Officer as it relates to the compensation of other key employees. The Compensation Committee considers, but retains the right to reject or modify, such recommendations. Although the Chief Executive Officer may attend a portion of the meetings of the Compensation Committee, neither he nor any other member of management may be present during executive sessions of the Compensation Committee. Moreover, the Chief Executive Officer may not be present when decisions with respect to his compensation are made.
Compensation Advisors
The Compensation Committee has the authority to retain compensation consultants to advise the Compensation Committee as it deems necessary to carry out its duties. In 2021, the Compensation Committee continued to use the services of Compensation Advisory Partners LLC, or CAP, as its independent executive compensation consultant in accordance with its Committee Charter. The Compensation Committee has the discretion to use analyses prepared by the consultant as part of its review of SIGA’s executive compensation practices. The consultant reports directly to the Compensation Committee, and the Compensation Committee has the final authority to hire and terminate the consultant.
CAP attends meetings of the Compensation Committee when requested, and is available to communicate with the committee chairperson between meetings; however, the Compensation Committee makes all decisions regarding any compensation matters that are discussed with CAP.
CAP does not provide any consulting advice to SIGA outside of the scope of employee and director compensation. In retaining CAP, the Compensation Committee has considered the independence factors required under Nasdaq rules.
Competitive Market Analysis and Benchmarking
In reviewing the compensation of the Chief Executive Officer and other executive officers, the Compensation Committee considers the compensation awarded to executives of similarly situated companies, the Company’s performance, the respective individual’s performance and long-term contribution to achieving the Company’s objectives, compensation given to executives in past years, anticipated changes to future duties and other factors the Compensation Committee deems appropriate. The peer group for the Company is periodically updated in consultation with CAP. Setting of the peer group reflects a variety of factors, including: the industry specialization of potential peer companies, the number of commercial drug products in select geographic markets at potential peer companies, the historical market capitalization of SIGA relative to the market capitalization of potential peer companies, and the historical and expected gross and net cash inflows of SIGA relative to the actual and projected commercial revenue and EBIT of potential peer companies. This group of companies provides appropriate compensation benchmarks because of comparable quantitative and qualitative metrics and because these companies may compete with us for executives and other employees.
The group of companies within the current peer group includes:
Aerie Pharmaceuticals Inc.	Omeros Corporation
Biodelivery Sciences International, Inc.	Paratek Pharmaceuticals, Inc.
Catalyst Pharmaceuticals, Inc.	Rigel Pharmaceuticals, Inc.
Intercept Pharmaceuticals, Inc.	Travere Therapeutics, Inc.
Mannkind Corp.	Vanda Pharmaceuticals, Inc.
The group of companies within the prior year peer group included*:
Acorda Therapeutics Inc.	Omeros Corporation
Alimera Sciences, Inc.	Otonomy, Inc
BioCryst Pharmaceuticals, Inc.	Retrophin, Inc.
Dermira, Inc.	Spectrum Pharmaceuticals, Inc.
Ironwood Pharmaceuticals, Inc.	Vanda Pharmaceuticals, Inc.
Mannkind Corp.
*	The peer group was updated in 2021 as certain companies no longer met criteria for inclusion.

Evaluations
The Compensation Committee evaluates, at least once a year, the performance of our executive officers and other key employees in light of goals and objectives established by the Committee. Based upon these evaluations, the Compensation Committee either adjusts the compensation of such personnel as appropriate or recommends to the full Board of Directors any adjustment for such personnel, including any change to base salary, incentive cash compensation and equity awards. In its evaluation of the Chief Executive Officer, the Compensation Committee considers overall management of the Company; progress in the performance of strategic, regulatory and commercial activities; identification and development of product candidates; identification and assessment of growth opportunities; and the establishment and maintenance of successful relationships with the Company’s customers, potential customers, various funding and research partners, the Board of Directors, and shareholders. In its evaluation of the Executive Vice President & Chief Financial Officer, the Committee considers the Company’s financial performance, the Chief Financial Officer’s role in achieving our short-term and long-term financial, strategic and operational goals; the Chief Financial Officer’s contribution to the management of the Company; the Chief Financial Officer’s relationship with shareholders and potential investors; the Chief Financial Officer’s efforts with respect to financial regulatory compliance (including compliance with any applicable listing rules, the securities laws and all related regulations) and the preparation of and compliance with the Company’s budget; and responsiveness in addressing any financial or operational issues as they arise. In its evaluation of the General Counsel, the Committee considers the strategic contribution to the Board of Directors and the management team; the achievement of legal objectives within budgetary requirements; the General Counsel’s role in achieving our short-term and long-term contractual, commercial and strategic goals; and responsiveness in addressing any legal issues as they arise. In its evaluation of the Company’s Executive Vice President & Chief Scientific Officer, the Committee considers achievement of program objectives within budgetary and timeline requirements; the Chief Scientific Officer’s contribution to key short-term and long-term business initiatives; relationships with regulators and current and possible future scientific partners; compliance with contract and grant requirements; and management of the Company’s research and development facility located in Corvallis, Oregon. For all four of our current Named Executive Officers, the Committee considers performance in connection with government contracts.
Our Compensation Philosophy and Program Objectives
The overall objectives of the Company’s compensation program are to attract and retain the best possible executive talent, to motivate such executives to achieve the goals inherent in the Company’s business strategy, to maximize the link between executive and stockholder interests and to recognize individual contributions, as well as overall business results. Results taken into account will include both short-term results of the immediately preceding fiscal year and long-term results, which will include recognition of the Company’s performance and achievements likely to contribute to shareholder value creation over a longer period. To achieve these objectives, the Company has developed an overall compensation strategy and specific compensation plans that tie a substantial portion of an executive’s compensation to performance.
The Role of Shareholder Advisory Votes on Executive Compensation
The Company’s shareholders are provided with an opportunity to cast an advisory vote every three years on the Company’s executive compensation program. At the Company’s annual meeting held in June 2020, a majority of the votes cast supported our advisory vote proposal on the Company’s executive compensation program. The Compensation Committee will continue to consider the outcome of our past and future advisory vote proposals, when making future compensation decisions for the Named Executive Officers.
Our Executive Compensation Program
Overview
The key elements of the Company’s compensation program consist of fixed compensation in the form of base salary, and the discretion to award variable compensation in the forms of incentive cash compensation and equity awards. The Compensation Committee’s policies with respect to each of these elements are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package offered by the Company to the individual, including insurance and other benefits, as well as the programs described below.

Base Salary
The compensation philosophy of the Company is to maintain executive base salary at a competitive level to enable the Company to attract and retain executives and key talent needed to accomplish the Company’s goals. In determining the appropriate base salary levels and, to a lesser extent, other compensation elements, the Compensation Committee considers the scope of responsibility, prior experience and past accomplishments, and anticipated changes to future job responsibilities, as well as historical practices within the Company. Economic, legal and business conditions affecting the Company are also considered. The Compensation Committee also considers historical levels of salary paid by the Company as well as the provisions in the various executives’ employment contracts with the Company, which contracts are more fully discussed elsewhere in this proxy statement.
Periodic adjustments in base salary may be merit-based with respect to individual performance or tied to the Company’s financial condition or specified in executives’ employment agreements or based on other competitive factors. The Compensation Committee takes into account the effect of any transaction outside of the ordinary course of business that has been consummated during the relevant year and, where appropriate, also considers non-financial performance measures. These include the Company’s competitive position, scientific developments and improvements in relations with employees and investors.
For each of Dr. Gomez, Mr. Luckshire, Ms. Abrams and Dr. Hruby, we paid a base salary in 2021 in accordance with such executive’s employment agreement. For 2022, the base salaries of these executives were reviewed by our Compensation Committee and Dr. Gomez, Ms. Abrams, Dr. Hruby, and Mr. Luckshire each received a 3% salary increase, effective as of January 1, 2022. The salary percentage increase is consistent with percentage increases in prior years and percentage increases specified within employment contracts.
The percentage increase to base salary is consistent with the salary guidelines applicable to other employees. The base salary levels of these executives reflect our Compensation Committee’s subjective judgment, which took into account each executive’s respective position and tenure, our present needs, the general business environment, the executive’s individual performance, achievements and prior contributions and anticipated performance levels.
Annual Incentive Compensation
The Compensation Committee, in its discretion, may establish cash incentive programs and otherwise award bonuses to executive officers and key employees. Annual incentive compensation to our executive officers is payable pursuant to contractual provisions with certain executives that provide eligibility to receive bonuses, in the sole discretion of the Board of Directors or Compensation Committee based on the executive’s performance, economic and business conditions affecting the Company, and the financial condition of the Company. The Compensation Committee approves or makes recommendations to the Board of Directors with respect to annual incentive compensation.
2021 Performance Year Bonus Program
For the 2021 performance year, the Board of Directors approved cash bonuses for executive officers based on the recommendation of the Compensation Committee. The Compensation Committee evaluated the performance of executive officers, and set cash bonus eligibility, within the context of the Company’s overall performance. Performance has been assessed by the Compensation Committee and the Board of Directors based upon a range of considerations.
Key corporate goals, as established early each year, provide the Compensation Committee and the Board of Directors with a measurement guide for executive officer performance. Such goals measure progress in the context of strategic, financial, commercial and regulatory activities that are believed to create enterprise value. These corporate goals are heavily weighted toward activities important in the successful performance of our existing BARDA contracts, the award of new government contracts (domestic and/or international), continued and substantive R&D and regulatory progress in connection with TPOXX, and the building of capabilities that would support long-term growth at the Company. Achievement of these pre-specified corporate goals, in combination with other considerations as contemplated by the Compensation Committee and the Board of Directors, provided executives with an opportunity to earn a cash bonus that is equivalent to annual base salary (“Target Annual Cash Bonus”).

A summary of key corporate goals for the 2021 performance year is as follows:
•	Maximize the value of procurement contract opportunities with the U.S. government.
•	Generate international sales growth and make substantial progress during the COVID-19 pandemic toward expanding the international contract portfolio.
•	Advance regulatory filings in Europe and Canada for oral TPOXX and in the U.S. for IV TPOXX, and also make substantial progress with the Post-exposure Prophylaxis (PEP) program.
•	Continue to identify and assess a broad range of growth and asset maximization opportunities for the Company as part of a business development strategy.
•	Effectively manage operations during the COVID-19 pandemic, as well as ensure efficient and compliant operations.
For the 2021 performance year, the Compensation Committee determined, based on a range of considerations including the achievement of corporate goals and performance during the COVID-19 pandemic, that Dr. Gomez, Mr. Luckshire, Ms. Abrams and Dr. Hruby were eligible for a cash bonus equivalent to their Target Annual Cash Bonus. Accordingly, based on each individual’s contribution to Company performance (as discussed below), the Compensation Committee recommended to the Board of Directors that each executive be paid a performance cash bonus equivalent to their Target Annual Cash Bonus.
For Dr. Gomez, the Board of Directors approved a cash bonus of $844,132 based on the recommendation of the Compensation Committee. In the Compensation Committee’s evaluation of Dr. Gomez’s contribution to the Company’s performance, the following was considered: Dr. Gomez’s role in the Company’s performance in the context of corporate goals; the overall management of the Company; progress in the performance of strategic, regulatory and commercial activities; identification and development of product candidates; identification and assessment of growth opportunities; the establishment and maintenance of successful relationships with the Company’s customers, potential customers, various funding and research partners, the Board of Directors and shareholders; and Dr. Gomez’s leadership with respect to government procurement and development contracts and business development initiatives.
For Mr. Luckshire, the Board of Directors approved a cash bonus of $655,636 based on the recommendation of the Compensation Committee. In the Compensation Committee’s evaluation of Mr. Luckshire’s contribution to the Company’s performance, the following was considered: Mr. Luckshire’s role in the Company’s performance in the context of corporate goals; Mr. Luckshire’s contribution to the management of the Company; Mr. Luckshire’s relationships with shareholders and potential investors; Mr. Luckshire’s efforts with respect to financial regulatory compliance (including compliance with any applicable listing rules, securities laws and all related regulations), and the preparation of and compliance with the Company’s budget; Mr. Luckshire’s responsiveness in addressing any timely financial or operational developments as they arose; and Mr. Luckshire’s substantive role in the performance of government procurement contracts.
For Ms. Abrams, the Board of Directors approved a cash bonus of $619,544 based on the recommendation of the Compensation Committee. In the Compensation Committee’s evaluation of Ms. Abrams’ contribution to the Company’s performance, the following was considered: Ms. Abrams’s role in the Company’s performance in the context of corporate goals; Ms. Abrams’ strategic contribution to the Board of Directors and the management team; the achievement of legal objectives within budgetary requirements; and Ms. Abrams responsiveness in addressing any legal developments as they arose. Ms. Abrams also played a pivotal role in maintaining the Company’s ERM program with input from senior management and subject matter experts as appropriate, and making periodic reports on same to the Board of Directors.
For Dr. Hruby, the Board of Directors approved a cash bonus of $652,388 based on the recommendation of the Compensation Committee. In the Compensation Committee’s evaluation of Dr. Hruby’s contribution to the Company’s performance, the following was considered: Dr. Hruby’s role in the Company’s performance in the context of corporate goals; Dr. Hruby’s achievement of development program objectives within budgetary requirements; Dr. Hruby’s contribution to key business initiatives; Dr. Hruby’s relationships with regulators and current and possible future scientific partners; compliance with government contract requirements; Dr. Hruby’s management of the Company’s research and development facility located in Corvallis, Oregon; and Dr. Hruby’s substantial role in the performance of development and procurement contracts with the U.S. government.

The cash bonuses for Dr. Gomez, Mr. Luckshire, Ms. Abrams and Dr. Hruby were paid in March 2022.
We believe that our annual incentive bonus program motivates and encourage our executives to fulfill or exceed our objectives and provide us with the opportunity to recognize superior individual performance.
Long-Term Equity Incentive Awards
The Compensation Committee believes that granting equity-based incentives can provide officers and employees with a strong economic interest in maximizing stock price appreciation over the long term. The Committee also believes that the practice of granting equity-based incentives can be useful in retaining and recruiting the key talent necessary to ensure the Company’s continued success. This element of compensation is governed by the Company’s 2010 Stock Incentive Plan (the “2010 Plan”) which provides for grants of incentive stock options (“ISOs”); nonqualified stock options; stock appreciation rights (“SARs”); restricted stock units (“RSUs”); and shares of restricted and unrestricted stock to our executives, directors and employees. The 2010 Plan is administered by our Compensation Committee, which reviews management’s recommendations concerning persons to be granted awards, and determines the number of and type of equity-based awards to be granted to each such person, and the terms and conditions of any grant as permitted under the 2010 Plan.
In determining whether to grant a share-based award to a Named Executive Officer and if so, in assessing the size of a share-based award, the Compensation Committee considers not only competitive market factors, changes in responsibility, prior year compensation and the executive officer’s performance, but also the number, term and vesting of stock-based awards previously granted to the officer. The Compensation Committee may also consider the total compensation package or changes made thereto, when determining whether to make a stock-based award. The number of shares granted to a Named Executive Officer, and whether shares are granted, is determined by the Compensation Committee based on its consideration of the nature of the Named Executive Officer’s individual responsibilities and short and long-term contributions. In connection with its review of compensation matters for the Company’s executive officers, the Compensation Committee also reviews information regarding the overall compensation, including stock-based awards, of similarly situated executives at peer companies. In 2021, there were no share-based awards to Named Executive Officers.
Additional Benefits and Perquisites
Our officers and key employees are entitled to participate in the benefit plans which are generally available to all employees, including health, dental, life, and accidental disability. For each of these benefit plans, the Company makes contributions to the premiums paid to the plans. The Company also offers a 401(k) defined contribution plan, but it makes no contribution to the 401(k) plan. In each case, we provide these benefits to our executive officers on the same basis as our other employees.
Severance and Change of Control Agreements
We also provide our executive officers with severance and change of control arrangements in their employment contracts. We believe that severance and change of control packages are a common characteristic of compensation for key executive officers. They are intended to provide our executive officers with a sense of security in making the commitment to dedicate their professional careers to our success. Due to our size relative to other public companies and our operating history, we believe that severance and change of control arrangements are necessary to help us attract and retain necessary skilled and qualified executive officers to continue to grow our business. Details with respect to our severance and change of control arrangements with our executive officers are set forth below under the heading “Potential Payments upon Termination or Change of Control.”
Our Compensation Policies
Section 162(m) Policy
Section 162(m) of the Internal Revenue Code, as amended by the Tax Cuts and Jobs Act, now limits the deductibility of compensation over $1 million in any year paid to the Chief Executive Officer, the Chief Financial Officer and any of the three highest paid other executive officers. The Compensation Committee takes into account the deductibility of compensation in determining Named Executive Officer compensation. However, the Compensation Committee retains its discretion to authorize compensation payments that do not qualify for the exemptions in Section 162(m) when the Compensation Committee believes that such payments are appropriate.

Common Stock Ownership Requirements
While we have not adopted a formal written policy on common stock ownership requirements, part of our compensation philosophy involves common stock ownership by our executive officers because we believe that it helps align their financial interests with those of our stockholders.
Hedging Policy
Pursuant to the Company’s securities trading policy, directors and officers (as well as all other employees) of the Company are prohibited from engaging in “hedging” transactions, such as prepaid variable forwards, equity swaps, collars and exchange funds unless pre-cleared by the Company’s general counsel, and are also prohibited from short-selling Company securities (i.e., selling Company securities that the officer, other employee or director does not own in the expectation that the price will decline), in a manner which is contrary to the provisions of Section 16(c) of the Exchange Act, regardless of whether Section 16(c) applies to such person.
Timing of Awards
Our Compensation Committee has the authority to issue equity awards under our incentive plan. The Compensation Committee strives to ensure that any award is made in such a manner to avoid even the appearance of manipulation because of its award date.
Financial Restatement
Although we have not adopted a formal written policy, it is our Board of Directors’ informal policy that the Compensation Committee will, to the extent permitted by governing law, have the sole and absolute authority and discretion in consultation with the Board of Directors, to make retroactive adjustments to any cash or equity based incentive payments to executive officers where the payment was based upon the achievement of certain financial results that were subsequently the subject of a restatement, without regard to misconduct being involved. If the Compensation Committee chose to exercise this discretion, we would seek to recover any amount determined to have been improperly paid to the executive officer.

COMPENSATION COMMITTEE REPORT
The Compensation Committee, comprised of independent directors, has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Respectfully submitted by the Compensation Committee,

Julie M. Kane, Chairperson
James J. Antal
Julian Nemirovsky

Summary Compensation Table
The following table sets forth the total compensation of the Company’s Named Executive Officers for the last three fiscal years ended December 31, 2021:
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All other Compensation ($)	Total ($)
Phillip L. Gomez, Ph.D. Chief Executive Officer	2021	844,132	844,132	—	—	—	—	1,688,264
	2020	819,545	819,545	—	—	—	—	1,639,090
	2019	795,675	795,675	—	—	—	—	1,591,350
Daniel J. Luckshire Executive Vice President & Chief Financial Officer	2021	655,636	655,636	—	—	—	—	1,311,272
	2020	636,540	636,540	—	—	—	—	1,273,080
	2019	618,000	618,000	448,000(3)	—	—	—	1,684,000
Dennis E. Hruby, Ph.D. Vice President & Chief Scientific Officer	2021	652,388	652,388	—	—	—	—	1,304,776
	2020	633,386	633,386	—	—	200,000(4)	—	1,466,772
	2019	614,938	614,938	—	—	200,000(4)	—	1,429,876
Robin E. Abrams(5) General Counsel and Chief Administrative Officer	2021	619,544	619,544	—	—	—	—	1,239,088
	2020	551,499	551,499	—	—	—	—	1,102,998
	2019	535,436	535,436	448,000(3)	—	—	—	1,518,872
(1)	Bonuses are shown in the year in which they were accrued and earned.
(2)	Stock options, stock appreciation rights and stock awards represent the aggregate grant date fair value calculated in accordance with the authoritative accounting literature.
(3)
Represents grant date fair value of stock and RSUs awarded. Ms. Abrams and Mr. Luckshire. Each were awarded 26,666 shares and 53,334 RSUs on July 31, 2019 in recognition of Ms. Abrams’ and Mr. Luckshire’s individual contributions to the successful completion of key initiatives.

(4)
Represents a cash milestone bonus of $200,000 under an addendum to Dr. Hruby’s amended and restated employment agreement on August 10, 2018 pursuant to which Dr. Hruby became eligible for two potential milestone bonuses of $200,000 each, subject to continued employment as the Company’s Chief Scientific Officer.

(5)	On March 18, 2022, Ms. Abrams tendered her resignation as the General Counsel and Chief Administrative Officer, which resignation was effective April 15, 2022.
Equity Awards
No plan-based awards were granted to any Named Executive Officer in 2021.
Outstanding Equity Awards at Fiscal Year End
There are no unexercised options and equity incentive plan awards for each Named Executive Officer as of December 31, 2021.
Employment Agreements
We currently have employment agreements with Dr. Gomez, Mr. Luckshire and Dr. Hruby, and we previously were party to an employment agreement with Ms. Abrams.
Phillip L. Gomez – Chief Executive Officer
On October 13, 2016, we entered into an employment agreement with Dr. Phillip L. Gomez, our Chief Executive Officer. Pursuant to the employment agreement, we agreed to pay to Dr. Gomez an annual base salary of $750,000, subject to an automatic increase of three percent (3%) above the amount of his base salary in effect at the end of the prior calendar year, beginning with January 1, 2018 and ending on the third (3rd) anniversary of the occurrence of a Change of Control. The Board of Directors may increase Dr. Gomez’s base salary by additional discretionary amounts but any such additional discretionary amounts shall be disregarded when calculating the amount of any automatic increase in Dr. Gomez’s base salary. On January 1, 2022, Dr. Gomez’s base salary was adjusted to $869,456 pursuant to an annual increase approved by the Board of Directors. Starting in 2018 and thereafter, Dr. Gomez has been eligible to receive an annual cash bonus, the target of which is 100% of his base salary. In the event of a Change of Control of the Company, Dr. Gomez shall receive an annual cash bonus for the year in which the Change of Control occurs equal to the greater of (i) the target annual bonus for such year or (ii) the annual bonus determined based upon the applicable performance criteria and goals for such year, provided that Dr. Gomez remains employed on the last day of such calendar year. The term of his employment, pursuant to the employment agreement, expired at the end of the two (2) year anniversary from when the agreement became effective and automatically renews for additional one (1) year periods unless notice of non-renewal is given; provided, however, that the agreement shall not automatically renew upon the expiration of any subsequent term that ends following the third (3rd) anniversary of the occurrence of a Change of Control.
Details with respect to our severance obligations to Dr. Gomez are set forth below under the heading “Potential Payments upon Termination or Change of Control.”
Daniel J. Luckshire – Executive Vice President & Chief Financial Officer
Pursuant to the amended and restated employment agreement (the “Post-Plan Luckshire Agreement”) that became effective on April 12, 2016 (the effective date of the Plan of Reorganization filed with the Bankruptcy Court for the Southern District of New York in connection with the Company’s then-pending chapter 11 case (as amended the “POR”)), we agreed to pay to Mr. Luckshire an annual base salary of $506,480, subject to an automatic increase of three percent (3%) above the amount of his base salary in effect at the end of the prior calendar year. The automatic increase terminates upon the third (3rd) anniversary of the occurrence of a Change of Control. The Compensation Committee may increase Mr. Luckshire’s base salary by additional discretionary amounts but any such additional discretionary amounts shall be disregarded when calculating the amount of any automatic increase in Mr. Luckshire’s base salary. Effective January 1, 2018, Mr. Luckshire’s base salary was adjusted to $600,000 pursuant to review and approval by the Compensation Committee. On January 1, 2022, Mr. Luckshire’s base salary was adjusted to $675,305 pursuant to an annual increase approved by the Board of Directors. Under the terms of the Post-Plan Luckshire Agreement, Mr. Luckshire is also eligible to receive an annual cash bonus, the target of which is 100% of his base salary. In the event of a Change of Control of the Company, Mr. Luckshire shall receive an annual cash bonus for the year in which the Change of Control occurs equal to the greater of (i) the target annual bonus for such year or (ii) the annual bonus determined based upon the applicable performance criteria and goals for such year, provided that Mr. Luckshire remains employed on the last day of such calendar year. The term of his employment, pursuant to the Post-Plan Luckshire Agreement, expired at the end of the two (2) year anniversary from when the agreement became effective and automatically renews for additional one (1) year periods unless notice of non-renewal is given; provided, however, that the agreement shall not automatically renew upon the expiration of any subsequent term that ends following the third (3rd) anniversary of the occurrence of a Change of Control.
Details with respect to our severance obligations to Mr. Luckshire are set forth below under the heading “Potential Payments upon Termination or Change of Control.”
Dennis E. Hruby – Vice President & Chief Scientific Officer
Pursuant to the amended and restated employment agreement (the “Post-Plan Hruby Agreement”) that became effective on April 12, 2016 (the effective date of the POR), we agreed to pay to Dr. Hruby an annual base salary of $562,755, subject to an automatic increase of three percent (3%) above the amount of his base salary in effect at the end of the prior calendar year.
In recognition of Dr. Hruby’s contribution to FDA approval of oral TPOXX for the treatment of smallpox and in consideration of Dr. Hruby’s role in ongoing development initiatives for TPOXX, the Company and Dr. Hruby entered into an addendum to Dr. Hruby’s amended and restated employment agreement on August 10, 2018 pursuant to which Dr. Hruby became eligible for two potential milestone bonuses of $200,000 each. The first bonus was earned when Dr. Hruby was still employed with the Company and performing the functions of Chief Scientific Officer substantially in accordance with current job responsibilities as of December 31, 2019 and the second bonus was earned when Dr. Hruby was still employed by the Company and performing the functions of Chief Scientific Officer as noted above as of December 31, 2020. SIGA would not have paid any prorated share of any milestone bonus if Dr. Hruby’s employment with the Company ended before either milestone bonus was earned.
On January 1, 2022, Dr. Hruby’s base salary was adjusted to $671,960 pursuant to an annual increase approved by the Board of Directors. The automatic increase terminates upon the third (3rd) anniversary of the occurrence of a Change of Control. The Compensation Committee may increase Dr. Hruby’s base salary by additional discretionary amounts but any such additional discretionary amounts shall be disregarded when calculating the amount of any automatic increase in Dr. Hruby’s base salary. Under the terms of the Post-Plan Hruby Agreement, Dr. Hruby is also eligible to receive an annual cash bonus (separate from the milestone bonuses described above), the target of which is 100% of his base salary. In the event of a Change of Control of the Company, Dr. Hruby shall receive an annual cash bonus for the year in which the Change of Control occurs equal to the greater of (i) the target annual bonus for such year or (ii) the annual bonus determined based upon the applicable performance criteria and goals for such year, provided that Dr. Hruby remains employed on the last day of such calendar year. The term of his employment, pursuant to the Post-Plan Hruby Agreement, expired at the end of the two (2) year anniversary from when the agreement became effective and automatically renews for additional one (1) year periods unless notice of non-renewal is given; provided, however, that the agreement shall not automatically renew upon the expiration of any subsequent term that ends following the third (3rd) anniversary of the occurrence of a Change of Control.
Details with respect to our severance obligations to Dr. Hruby are set forth below under the heading “Potential Payments upon Termination or Change of Control.”
Robin E. Abrams – General Counsel & Chief Administrative Officer
On March 18, 2022, Ms. Abrams tendered her resignation as the General Counsel and Chief Administrative Officer, which resignation was effective April 15, 2022.
In accordance with applicable SEC rules, details with respect to severance obligations to Ms. Abrams upon certain hypothetical terminations of employment are set forth below under the heading “Potential Payments upon Termination or Change of Control;” Due to her resignation, Ms. Abrams will not be entitled to such severance payments and benefits.
Option Exercises and Stock Vested
The following table sets forth any exercises of stock options and the vesting of restricted stock units for each of the Named Executive Officers for the year ended December 31, 2021:
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Phillip L. Gomez, Ph.D.	—	—	—	—
Daniel J. Luckshire	—	—	26,667(2)	169,869
Dennis E. Hruby, Ph.D.	—	—	—	—
Robin E. Abrams	—	—	26,667(3)	169,869
(1)	Amounts reflect the aggregate amount realized upon release of shares, based on the market price of the underlying shares on the release date.
(2)	This amount does not reflect the net settlement to satisfy tax withholding obligations. The net number of shares issued to Mr. Luckshire was 12,765.
(3)	This amount does not reflect the net settlement to satisfy tax withholding obligations. The net number of shares issued to Ms. Abrams was 15,366.
Potential Payments upon Termination or Change of Control
Severance Arrangement for Phillip L. Gomez
The following table and footnotes describe and quantify the potential payments to Dr. Gomez pursuant to his employment agreement upon termination, change of control or in the event that his contract is not renewed, assuming that such termination, change of control or non-renewal was effective as of December 31, 2021:
	Termination by the Company without cause (or by the officer for good cause)	Termination upon death or disability	Termination by the Company due to a change in control
Aggregate cash payments	$844,132	$—	$1,688,264
Total	$844,132	$—	$1,688,264
Pursuant to the Dr. Gomez’s employment agreement, the following termination and change of control-related circumstances would trigger payments or the provision of other benefits:

•	Termination by the Company without cause or by Dr. Gomez for good reason.
•
Termination by the Company without cause or by Dr. Gomez for good reason in the period that begins 90 days prior to the occurrence of a change of control and ends on the second anniversary of the occurrence of a change of control.

•	Termination by the Company for cause or by Dr. Gomez without good reason.
•	Termination by the Company based on Dr. Gomez’s death or total disability.
If Dr. Gomez’s employment agreement is terminated without cause or if Dr. Gomez terminates his employment for good reason, he will be entitled to the following: (i) any accrued but unpaid salary for services rendered through the date of termination; (ii) any vacation accrued to the date of termination in accordance with Company policy; (iii) any accrued but unpaid expenses through the date of termination required to be reimbursed in accordance with his employment agreement; (iv) any benefits to which he may be entitled upon termination pursuant to the plans, programs and grants referred to in his employment agreement in accordance with the terms of such plans, programs and grants; (v) the continued payment of his salary for one (1) year; (vi) the payment of any accrued but unpaid guaranteed bonus and any accrued and unpaid annual bonuses with respect to the prior full calendar year; and (vii) the Company shall take all such action as is necessary such that all stock options and other stock-based grants shall, immediately and irrevocably vest and, to the extent applicable, become exercisable as of the date of termination and shall remain exercisable for a period of not less than one (1) year from the date of termination, or, if earlier, the expiration of the term of such equity award.
If Dr. Gomez’s employment agreement is terminated during the Change of Control Period other than for cause or if Dr. Gomez terminates his employment during the Change of Control Period for good reason, he will be entitled to the following: (i) any accrued but unpaid salary for services rendered through the date of termination; (ii) any vacation accrued to the date of termination in accordance with Company policy; (iii) any accrued but unpaid expenses through the date of termination required to be reimbursed in accordance with his employment agreement; (iv) any benefits to which he may be entitled upon termination pursuant to the plans, programs and grants referred to in his employment agreement in accordance with the terms of such plans, programs and grants; (v) the continued payment of his salary for one (1) year; (vi) the payment of any accrued but unpaid guaranteed bonus and the payment of any accrued but unpaid annual bonuses with respect to the prior full calendar year; (vii) a pro rata portion of the annual bonus for the year of termination; and (viii) the Company shall take all such action as is necessary such that all stock options and other stock-based grants to Dr. Gomez shall immediately and irrevocably vest and, to the extent applicable, become exercisable as of the date of termination and shall remain exercisable for a period of not less than one (1) year from the date of termination, or, if earlier, the expiration of the term of such equity award.
If Dr. Gomez’s employment is terminated by reason of death or total disability, by the Company for cause or if he voluntarily terminates his employment without good reason, he (or his estate and beneficiaries) will be entitled to the following: (i) any accrued but unpaid salary for services rendered through the date of termination; (ii) any vacation accrued to the date of termination, in accordance with Company policy; (iii) any accrued but unpaid expenses through the date of termination required to be reimbursed in accordance with his employment agreement; (iv) any benefits to which he may be entitled upon termination pursuant to the plans, programs and grants referred to in his employment agreement in accordance with the terms of such plans, programs and grants; and (v) payment of any accrued but unpaid annual bonuses with respect to the prior full calendar year as determined by the Compensation Committee in good faith and payable in cash in accordance with his employment agreement. In addition, if Dr. Gomez’s employment is terminated due to death or total disability, then Dr. Gomez shall also be entitled to the payment of any accrued but unpaid guaranteed bonus.

Severance Arrangement for Daniel J. Luckshire
The following table and footnotes describe and quantify the potential payments to Mr. Luckshire pursuant to the Post-Plan Luckshire Agreement upon termination, change of control or in the event that his contract is not renewed, assuming that such termination, change of control or non-renewal was effective as of December 31, 2021:
	Termination by the Company without cause (or by the officer for good cause)	Termination upon death or disability	Termination by the Company due to a change in control
Aggregate cash payments	$655,636	$—	$1,311,272
Total	$655,636	$—	$1,311,272
Pursuant to the Post-Plan Luckshire Agreement, the following termination and change of control-related circumstances would trigger payments or the provision of other benefits:
•	Termination by the Company without cause or by Mr. Luckshire for good reason.
•
Termination by the Company without cause or by Mr. Luckshire for good reason in the period that begins 90 days prior to the occurrence of a change of control and ends on the second anniversary of the occurrence of a change of control.

•	Termination by the Company for cause or by Mr. Luckshire without good reason.
•	Termination by the Company based on Mr. Luckshire’s death or total disability.
If the Post-Plan Luckshire Agreement is terminated or non-renewed without cause or if Mr. Luckshire terminates his employment for good reason, he will be entitled to the following: (i) any accrued but unpaid salary for services rendered through the date of termination; (ii) any vacation accrued to the date of termination in accordance with Company policy; (iii) any accrued but unpaid expenses through the date of termination required to be reimbursed in accordance with his employment agreement; (iv) any benefits to which he may be entitled upon termination pursuant to the plans, programs and grants referred to in his employment agreement in accordance with the terms of such plans, programs and grants; (v) the continued payment of his salary for one (1) year; (vi) the payment of any accrued but unpaid annual bonuses with respect to the prior full calendar year; and (vii) the Company shall take all such action as is necessary such that all stock options and other stock-based grants shall immediately and irrevocably vest and, to the extent applicable, become exercisable as of the date of termination and shall remain exercisable for a period of not less than one (1) year from the date of termination, or, if earlier, the expiration of the term of such equity award.
If the Post-Plan Luckshire Agreement is terminated during the Change of Control Period other than for cause or if Mr. Luckshire terminates his employment during the Change of Control Period for good reason, he will be entitled to the following: (i) any accrued but unpaid salary for services rendered through the date of termination; (ii) any vacation accrued to the date of termination in accordance with Company policy; (iii) any accrued but unpaid expenses through the date of termination required to be reimbursed in accordance with his employment agreement; (iv) any benefits to which he may be entitled upon termination pursuant to the plans, programs and grants referred to in his employment agreement in accordance with the terms of such plans, programs and grants; (v) the continued payment of his salary for one (1) year; (vi) the payment of any accrued but unpaid annual bonuses with respect to the prior full calendar year; (vii) a pro rata portion of the annual bonus for the year of termination; and (viii) the Company shall take all such action as is necessary such that all stock options and other stock-based grants to Mr. Luckshire shall immediately and irrevocably vest and, to the extent applicable, become exercisable as of the date of termination and shall remain exercisable for a period of not less than one (1) year from the date of termination, or, if earlier, the expiration of the term of such equity award.
If Mr. Luckshire’s employment is terminated by reason of death or total disability, by the Company for cause or if he voluntarily terminates his employment without good reason, he (or his estate and beneficiaries) will be entitled to the following: (i) any accrued but unpaid salary for services rendered through the date of termination; (ii) any vacation accrued to the date of termination, in accordance with Company policy; (iii) any accrued but unpaid expenses through the date of termination required to be reimbursed in accordance with his employment agreement; (iv) any benefits to which he may be entitled upon termination pursuant to the plans, programs and grants referred to in his employment agreement in accordance with the terms of such plans, programs and grants; and (v) payment of any accrued but unpaid annual bonuses with respect to the prior full calendar year as determined by the Compensation Committee in good faith and payable in cash in accordance with his employment agreement.
Severance Arrangement for Dennis E. Hruby
The following table and footnotes describe and quantify the potential payments to Dr. Hruby pursuant to the Post-Plan Hruby Agreement upon termination, change of control or in the event that his contract is not renewed, assuming that such termination, change of control or non-renewal was effective as of December 31, 2021:
	Termination by the Company without cause (or by the officer for good cause)	Termination upon death or disability	Termination by the Company due to a change in control
Aggregate cash payments	$1,304,776	$—	$1,957,164
Total	$1,304,776	$—	$1,957,164
Pursuant to the Post-Plan Hruby Agreement, the following termination and change of control-related circumstances would trigger payments or the provision of other benefits:
•	Termination by the Company without cause or by Dr. Hruby for good reason.
•
Termination by the Company without cause or by Dr. Hruby for good reason in the period that begins 90 days prior to the occurrence of a change of control and ends on the second anniversary of the occurrence of a change of control.

•	Termination by the Company for cause or by Dr. Hruby without good reason.
•	Termination by the Company based on Dr. Hruby’s death or total disability.
If the Post-Plan Hruby Agreement is terminated or non-renewed without cause or if Dr. Hruby terminates his employment for good reason, he will be entitled to the following: (i) any accrued but unpaid salary for services rendered through the date of termination; (ii) any vacation accrued to the date of termination in accordance with Company policy; (iii) any accrued but unpaid expenses through the date of termination required to be reimbursed in accordance with his employment agreement; (iv) any benefits to which he may be entitled upon termination pursuant to the plans, programs and grants referred to in his employment agreement in accordance with the terms of such plans, programs and grants; (v) the continued payment of his salary for two (2) years (except in the case of non-renewal, in which event such continued payment will be for one (1) year); (vi) the payment of any accrued but unpaid annual bonuses with respect to the prior full calendar year; and (vii) the Company shall take all such action as is necessary such that all stock options and other stock-based grants shall immediately and irrevocably vest and, to the extent applicable, become exercisable as of the date of termination and shall remain exercisable for a period of not less than one (1) year from the date of termination, or, if earlier, the expiration of the term of such equity award.
If the Post-Plan Hruby Agreement is terminated during the Change of Control Period other than for cause or if Dr. Hruby terminates his employment during the Change of Control Period for good reason, he will be entitled to the following: (i) any accrued but unpaid salary for services rendered through the date of termination; (ii) any vacation accrued to the date of termination in accordance with Company policy; (iii) any accrued but unpaid expenses through the date of termination required to be reimbursed in accordance with his employment agreement; (iv) any benefits to which he may be entitled upon termination pursuant to the plans, programs and grants referred to in his employment agreement in accordance with the terms of such plans, programs and grants; (v) the continued payment of his salary for two (2) years; (vi) the payment of any accrued but unpaid annual bonuses with respect to the prior full calendar year; (vii) a pro rata portion of the annual bonus for the year of termination; and (viii) the Company shall take all such action as is necessary such that all stock options and other stock-based grants to Dr. Hruby shall immediately and irrevocably vest and, to the extent applicable, become exercisable as of the date of termination and shall remain exercisable for a period of not less than one (1) year from the date of termination, or, if earlier, the expiration of the term of such equity award.
If the Dr. Hruby’s employment is terminated by reason of death or total disability, for cause or if he voluntarily terminates his employment without good reason, he (or his estate or beneficiaries) will be entitled to the following: (i) any accrued but unpaid salary for services rendered through the date of termination; (ii) any vacation accrued to the date of termination, in accordance with Company policy; (iii) any accrued but unpaid expenses through the date of termination required to be reimbursed in accordance with his employment agreement; (iv) any benefits to which he may be entitled upon termination pursuant to the plans, programs and grants referred to in his employment agreement in accordance with the terms of such plans, programs and grants; and (v) payment of any accrued but unpaid annual bonuses with respect to the prior full calendar year as determined by the Compensation Committee in good faith and payable in cash in accordance with his employment agreement.
Severance Arrangement for Robin Abrams
In accordance with applicable SEC rules, the following table and footnotes describe and quantify hypothetical payments to Ms. Abrams pursuant to her previously effective employment agreement upon termination, change of control or in the event that her contract was not renewed, assuming that such termination, change of control or non-renewal was effective as of December 31, 2021. Due to her resignation, Ms. Abrams will not be entitled to such severance payments and benefits.
	Termination by the Company without cause (or by the officer for good cause)	Termination upon death or disability	Termination by the Company due to a change in control
Aggregate cash payments	$619,544	$—	$1,239,088
Total	$619,544	$—	$1,239,088
Pursuant to the Amended and Restated Abrams Agreement, the following termination and change of control-related circumstances would trigger payments or the provision of other benefits:
•	Termination by the Company without cause or by Ms. Abrams for good reason.
•
Termination by the Company without cause or by Ms. Abrams for good reason in the period that begins 90 days prior to the occurrence of a change of control and ends on the second anniversary of the occurrence of a change of control.

•	Termination by the Company for cause or by Ms. Abrams without good reason.
•	Termination by the Company based on Ms. Abrams’ death or total disability.
If the employment agreement is terminated or non-renewed without cause or if Ms. Abrams terminates her employment for good reason, she will be entitled to the following: (i) any accrued but unpaid salary for services rendered through the date of termination; (ii) any vacation accrued to the date of termination in accordance with Company policy; (iii) any accrued but unpaid expenses through the date of termination required to be reimbursed in accordance with her employment agreement; (iv) any benefits to which she may be entitled upon termination pursuant to the plans, programs and grants referred to in her employment agreement in accordance with the terms of such plans, programs and grants; (v) the continued payment of her salary for one (1) year; (vi) the payment of any accrued but unpaid annual bonuses with respect to the prior full calendar year; and (vii) the Company shall take all such action as is necessary such that all stock options and other stock-based grants shall immediately and irrevocably vest and, to the extent applicable, become exercisable as of the date of termination and shall remain exercisable for a period of not less than one (1) year from the date of termination, or, if earlier, the expiration of the term of such equity award.
If the employment agreement is terminated during the Change of Control Period other than for cause or if Ms. Abrams terminates her employment during the Change of Control Period for good reason, she will be entitled to the following: (i) any accrued but unpaid salary for services rendered through the date of termination; (ii) any vacation accrued to the date of termination in accordance with Company policy; (iii) any accrued but unpaid expenses through the date of termination required to be reimbursed in accordance with her employment agreement; (iv) any benefits to which she may be entitled upon termination pursuant to the plans, programs and grants referred to in her employment agreement in accordance with the terms of such plans, programs and grants; (v) the continued payment of her salary for one (1) year; (vi) the payment of any accrued but unpaid annual bonuses with respect to the prior full calendar year; (vii) a pro rata portion of the annual bonus for the year of termination; and (viii) the Company shall take all such action as is necessary such that all stock options and other stock-based grants to Ms. Abrams shall immediately and irrevocably vest and, to the extent applicable, become exercisable as of the date of termination and shall remain exercisable for a period of not less than one (1) year from the date of termination, or, if earlier, the expiration of the term of such equity award.

If Ms. Abrams’ employment is terminated by reason of death or total disability, by the Company for cause or if she voluntarily terminates her employment without good reason, she (or her estate and beneficiaries) will be entitled to the following: (i) any accrued but unpaid salary for services rendered through the date of termination; (ii) any vacation accrued to the date of termination, in accordance with Company policy; (iii) any accrued but unpaid expenses through the date of termination required to be reimbursed in accordance with her employment agreement; (iv) any benefits to which she may be entitled upon termination pursuant to the plans, programs and grants referred to in her employment agreement in accordance with the terms of such plans, programs and grants; and (v) payment of any accrued but unpaid annual bonuses with respect to the prior full calendar year as determined by the Compensation Committee in good faith and payable in cash in accordance with her employment agreement.
Other General Terms
Circumstances Triggering Payments
“Cause”, “good reason” and “change of control” are defined in Dr. Gomez, Mr. Luckshire, Dr. Hruby and Ms. Abrams’s current employment agreements as follows:
“Cause” generally includes:
•
executive officer’s neglect or failure or refusal to perform his duties under the applicable employment agreement (other than as a result of total or partial incapacity due to physical or mental illness);

•
any act by or omission of executive officer constituting gross negligence or willful misconduct in connection with the performance of his duties that could reasonably be expected to materially injure the reputation, business or business relationships of the Company or any of its affiliates;

•	perpetration of an intentional and knowing fraud against or affecting the Company or any of its affiliates or any customer, client, agent, or employee thereof;
•
the commission by or indictment of executive officer for (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud (“indictment”, for these purposes, meaning a United States-based indictment, probable cause hearing or any other procedure pursuant to which an initial determination of probable or reasonable cause with respect to such offense is made);

•	the breach of a covenant set forth in the applicable employment agreement; or
•	any other material breach of the applicable employment agreement.
“Good reason” generally includes:
•	the Company failing to pay executive officer his base salary;
•	executive officer no longer holding his agreed upon office or offices of equivalent stature, or his functions and/or duties being materially diminished; or
•	executive officer’s job site being involuntarily relocated to a location which is more than fifty (50) miles from the agreed upon location.
A “Change of Control” is (or would have been) deemed to occur:
•
upon the consummation of a transaction or a series of related transactions pursuant to which any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), other than executive officer, his designee(s) or “affiliate(s)” (as defined in Rule 12b-2 under the Exchange Act), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company’s then outstanding securities;

•
upon stockholders of the Company approving a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than eighty percent (80%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

•
upon the stockholders of the Company approving a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of, or the Company sells or disposes of, all or substantially all of the Company’s assets.

•
if, subsequent to the Plan Covenant Termination Date (as defined in the POR), the following individuals cease for any reason to constitute a majority of the number of directors then serving on the Board of Directors: individuals who, on the day immediately preceding the Effective Date of the POR, constitute the Board of Directors and any new director whose appointment or election by the Board of Directors or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors on the day immediately preceding the Effective Date of the POR or whose appointment, election or nomination for election was previously so approved or recommended, but excluding (i) any director whose initial assumption of office is in connection with an actual or threatened election contest (including, but not limited to, a consent or proxy solicitation, relating to the election of directors of the Company by or on behalf of a person other than the Board of Directors) and (ii) any director whose initial assumption of office is in connection with the POR;

Non-Competition Provisions
Pursuant to the current employment agreements for Dr. Gomez, Mr. Luckshire, Dr. Hruby and Ms. Abrams, during the respective terms thereof plus an additional twelve (12) months thereafter for Dr. Gomez and Mr. Luckshire, an additional twenty-four (24) months thereafter for Dr. Hruby, and an additional six (6) months thereafter for Ms. Abrams, all of Dr. Gomez, Mr. Luckshire, Dr. Hruby and Ms. Abrams have agreed not to engage in any competitive business with us, induce our employees to terminate their employment or solicit our customers. We have agreed to indemnify each of them under their respective employment agreements for liabilities incurred because of their employment and to provide each of them with the full protection of any directors’ and officers’ liability insurance policies maintained generally for the benefit of our officers.
CEO Pay Ratio
Our CEO Pay Ratio was calculated in compliance with the requirements set forth in Item 402(u) of Regulation S-K. Based on SEC rules for this disclosure and applying the methodology described below, we determined that our median employee compensation was $135,336. Our Chief Executive Officer compensation, as set forth in the summary compensation table in this proxy statement, was $1,688,264. Accordingly, our CEO to Employee Pay Ratio is approximately 12:1.
We identified the median employee using our employee population as of December 31, 2021. We used a consistently applied compensation measure - W-2 earnings - across our employee population (excluding our Chief Executive Officer) as of such date in order to identify the median employee.
Once the median employee was identified as described above, that employee’s total annual compensation for 2021 was determined using the same rules that apply to reporting the compensation of our NEOs (including our Chief Executive Officer) in the “Total” column of the Summary Compensation Table. The total compensation amounts included in the first paragraph of this pay-ratio disclosure were determined based on that methodology. The SEC’s pay ratio disclosure rules permit the use of estimates, assumptions, and adjustments, and the SEC has acknowledged that pay ratio disclosures may involve a degree of imprecision. We believe that the foregoing pay ratio is a reasonable estimate calculated in a manner consistent with the SEC’s pay ratio disclosure rules.
The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Equity Compensation Plan Information
The following table sets forth certain compensation plan information with respect to both equity compensation plans approved by security holders and equity compensation plans not approved by security holders as of December 31, 2021:
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, Rights and Restricted Stock Units(1)	Weighted-average Exercise Price of Outstanding Options, Warrants, Rights and Restricted Stock Units	Number of Securities Available for Future Issuance under Equity Compensation Plans(2)
Equity compensation plans approved by security holders	479,333	$6.62	4,318,050
Equity compensation plans not approved by security holders	—	—	—
Total	479,333	$6.62	4,318,050
(1)	Consists of the 1996 Incentive and Non-Qualified Stock Option Plan, as amended and restated, and the 2010 Stock Incentive Plan, as amended from time to time.
(2)	Consists of the 2010 Stock Incentive Plan, as amended from time to time.
As of December 31, 2021, there were no outstanding options, appreciation rights or restricted stock units that had been awarded outside of the Company’s equity compensation plan.
Director Compensation
During the fiscal year ending December 31, 2021, the directors of SIGA received total compensation as shown in the following table:
Name	Fees Earned [or Paid in Cash] ($)	Stock Awards ($)(6)	Option Awards ($)(6)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
James J. Antal(1)	56,091	150,000	—	—	—	—	206,091
Thomas E. Constance(2)	21,582	—	—	—	—	—	21,582
Jaymie A. Durnan(3)	49,701	150,000	—	—	—	—	199,701
Phillip L. Gomez, Ph.D.(4)	—	—	—	—	—	—	—
Julie M. Kane(5)	62,271	150,000	—	—	—	—	212,271
Joseph W. Marshall, III(7)	65,481	150,000	—	—	—	—	215,481
Gary J. Nabel(8)	24,478	150,000	128,750	—	—	—	303,228
Julian Nemirovsky(9)	47,810	150,000	—	—	—	—	197,810
Holly L. Phillips(10)	24,478	150,000	128,750	—	—	—	303,228
Michael Plansky(11)	69,341	150,000	—	—	—	—	219,341
Eric A. Rose, M.D. (12)	19,582	—	—	—	—	—	19,582
(1)	Member of the Audit Committee and member of the Compensation Committee beginning in June 2021.
(2)	Member of the Compensation Committee until June 2021.
(3)	Member of the Nominating and Corporate Governance Committee.
(4)	Chief Executive Officer; refer to Summary Compensation Table for applicable details.
(5)	Chair of the Nominating and Corporate Governance Committee until June 2021, member of Compensation Committee until June 2021, and chair of the Compensation Committee beginning in June 2021.
(6)	Represents the grant date fair value of the award in accordance with the authoritative accounting literature.
(7)	Chair of the Compensation Committee until June 2021, chair of the Nominating and Corporate Governance Committee beginning in June 2021, and member of the Audit Committee.
(8)	Member of the Board of Directors beginning in June 2021.
(9)	Member of the Compensation Committee beginning in June 2021.
(10)	Member of the Board of Directors beginning in June 2021.
(11)	Chair of the Audit Committee and member of the Nominating and Corporate Governance Committee.
(12)	Chairman of the Board of Directors until June 2021.

Director Fees and Equity Compensation
The Compensation Committee of the Board of Directors conducted a review of Board compensation. CAP prepared a competitive analysis and review of the cash and equity compensation for independent directors. Based on the review, the Compensation Committee recommended to the Board of Directors an independent director compensation structure. Such recommendation was approved by the Board and an updated compensation structure for non-employee directors became effective April 8, 2021. The compensation structure for non-employee directors is outlined below:
•	An annual retainer of $45,000 for members, with such payments to be made quarterly, in arrears;
•	An annual retainer of $20,000 for service as the Audit Committee Chairman and $10,000 for service as a member of the Audit Committee, with such payments to be made quarterly, in arrears;
•	An annual retainer of $15,000 for service as the Compensation Committee Chairman and $7,500 for service as a member of the Compensation Committee, with such payments to be made quarterly, in arrears;
•
An annual retainer of $10,000 for service as the Nominating and Corporate Governance Committee Chairman and $5,000 for service as a member of the Nominating and Corporate Governance Committee, with such payments to be made quarterly, in arrears;

•
An annual award of RSUs with a grant value of $150,000 with up to 30% of the vested value to be settled in cash and at least 70% to be settled in stock to be granted on the date of the Annual Meeting with vesting upon the next Annual Meeting; and

•	An award of 25,000 stock options upon a director’s initial appointment to the Board of Directors vesting upon the date of such grant.
The compensation structure for non-employee directors in effect through April 7, 2021 is outlined below:
•	An annual retainer of $25,000 for members, with such payments to be made quarterly, in arrears;
•	Board meeting fees of $1,500 per board meeting;
•	An annual retainer of $15,000 for service as the Audit Committee Chairman, with such payments to be made quarterly, in arrears;
•	An annual retainer of $10,000 for service as the Compensation Committee Chairman and the Nominating Committee Chairman, with such payments to be made quarterly, in arrears;
•	Committee meeting fees of $1,000 per committee meeting;
•	An award of 15,000 RSUs to be granted on the date of the Annual Meeting with vesting on the first anniversary of such grant; and
•	An award of 25,000 stock options upon a director’s initial appointment to the Board of Directors vesting upon the date of such grant.

TRANSACTIONS WITH RELATED PERSONS
Review, Approval or Ratification of Transactions with Related Persons
The Company’s policies and procedures for reviewing, approving, and ratifying transactions with related persons are set forth in a written policy.
Under these procedures, management recommends to the Audit Committee related party transactions to be entered into by the Company, including the proposed aggregate value of such transactions, if applicable. After review, the Audit Committee either approves or disapproves such transactions. Management can preliminarily enter into related party transactions that are subject to ratification by the Audit Committee; provided that, if ratification shall not be forthcoming, management shall make all reasonable efforts to cancel or annul such transactions.
In addition, with respect to any related party transaction that includes a compensation component, management will submit the terms of such proposed compensation (or any subsequent material changes to such compensation) to the Compensation Committee for its review. After its review, the Compensation Committee either approves or disapproves the compensation component of the related party transaction and informs management and the Audit Committee of such approval or disapproval.
Transactions with Related Persons
Based on information provided by the directors and the executive officers, the Audit Committee determined that there were no related person transactions to be reported in this proxy statement other than:
•
Kramer Levin Naftalis & Frankel LLP, a law firm used by the Company, billed the Company $0.1 million and $0.5 million during the years ended December 31, 2021, and December 31, 2020, respectively, for legal services provided to the Company. One of our former directors, Thomas Constance, is a partner at Kramer Levin Naftalis & Frankel LLP.

•
On May 26, 2017, the Company and M&F entered into a ten-year office lease agreement (the “New HQ Lease”), pursuant to which the Company agreed to lease 3,200 square feet at 27 East 62nd Street, New York, New York. The Company is utilizing premises leased under the New HQ Lease as its corporate headquarters. The Company’s rental obligations consist of a fixed rent of $25,333 per month in the first sixty-three months of the term, subject to a rent abatement for the first six months of the term. From the first day of the sixty-fourth month of the term through the expiration or earlier termination of the lease, the Company’s rental obligations will consist of a fixed rent of $29,333 per month. In addition to the fixed rent, the Company pays a facility fee, in consideration of the landlord making available certain ancillary services, which commenced on the first anniversary of entry into the lease. The facility fee is $3,859 per month as of December 31, 2021 and will increase by five percent each year.

•
On October 13, 2018, the Company entered into a consulting agreement with Eric Rose, former Chairman of the Company’s Board of Directors. Under the agreement, the consulting services included assisting the Company with respect to expanded indications for TPOXX® and other business development opportunities as requested by the Company. The term of the agreement was for two years, with compensation for such services at an annual rate of $200,000. During the year ended December 31, 2020, the Company incurred $156,522 related to services under this agreement. As the agreement expired in 2020, the Company did not incur any expenses under this agreement during the year ended December 31, 2021.

FEES BILLED BY PRICEWATERHOUSECOOPERS LLP
The following table presents fees billed for professional audit services rendered by PricewaterhouseCoopers LLP.
	Year ended December 31,
	2021	2020
Audit Fees	$680,000	$510,560
Audit Related Fees	50,000	49,920
Tax Fees	—	—
All Other Fees	4,150	4,899
Total Fees	$734,150	$565,379
Audit Fees. Consists of fees billed for professional services rendered and expenses incurred for the integrated audit of SIGA’s annual financial statements and of its internal control over financial reporting, reviews of the interim financial statements included in quarterly reports and for services normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.
Audit Related Fees. Consists of fees billed that are related to the performance of the audit or review of SIGA’s financial statements and are not reported under “Audit Fees.” These services are mainly related to the audit of our federal expenditures.
All Other Fees. Consists of fees billed for products and services other than the services reported above. These products included accounting research software.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services.
SIGA did not make use in fiscal year 2021 of the rule that waives pre-approval requirements for non-audit services in certain cases if the fees for these services constitute less than 5% of the total fees paid to the auditor during the year.

PROPOSALS TO BE VOTED ON AT THE MEETING
PROPOSAL 1: ELECTION OF DIRECTORS
Nine directors are to be elected at the Annual Meeting to hold office until the next Annual Meeting of Stockholders and until their successors have been duly elected and qualified. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the election of the nine persons named in the table below as directors of SIGA. Proxies cannot be voted for a greater number of persons than the nominees named. In the event that any of the below listed nominees for director should become unavailable for election for any presently unforeseen reason, the persons named in the accompanying proxy card have the right to use their discretion to vote for a substitute. For additional information about the nominees and their qualifications, please see “Our Director Nominees.”
The Board of Directors recommends that the stockholders vote “FOR” the election to the Board of each of the following nominees:
Name	Age	Director Since	Position
James J. Antal*	71	2004	Director
Jaymie A. Durnan*	68	2020	Director
Phillip L. Gomez	55	2016	Director and Chief Executive Officer
Julie M. Kane*	63	2019	Director
Joseph W. Marshall, III*	69	2009	Director
Gary J. Nabel*	68	2021	Director
Julian Nemirovsky*	38	2020	Director
Holly L. Phillips*	51	2021	Director
Michael C. Plansky*	72	2017	Lead Independent Director
*	Determined by the Board of Directors to be independent pursuant to Nasdaq Rule 5605.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has appointed the firm PricewaterhouseCoopers LLP as SIGA’s independent registered public accounting firm to audit the financial statements of SIGA for the fiscal year ending December 31, 2022, and recommends that stockholders vote for ratification of this appointment. PricewaterhouseCoopers LLP has audited SIGA’s financial statements since January 1997. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.
The affirmative vote of a majority in voting power of shares of stock present, in person or represented by proxy, and entitled to vote on such proposal at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. If the stockholders fail to ratify the selection, the Audit Committee will reconsider its selection of auditors. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year, if it determines that such change would be in the best interests of SIGA and its stockholders.
The Board of Directors recommends that the stockholders vote “FOR” the ratification of PricewaterhouseCoopers LLP as SIGA’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

PROPOSAL 3: APPROVAL OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE PROVISIONS THAT ARE NO LONGER APPLICABLE
Overview
Our current Amended and Restated Certificate of Incorporation (the “Charter”) contains several provisions (collectively, the “Bankruptcy Provisions”) related to the Company’s Plan of Reorganization, effective as of April 12, 2016 (the “Plan”), filed with the U.S. Bankruptcy Court for the Southern District of New York. The Bankruptcy Provisions are no longer applicable or operative under their terms since the Plan terminated in accordance with its terms.
The Bankruptcy Provisions:
•	as a general matter, regulate the conduct of certain affairs of the Company, in accordance with the Plan, and incorporate provisions of the Plan;
•	prevent the Company from issuing non-voting equity securities in contravention of Section 1123(a)(6) of the U.S. Bankruptcy Code;
•	permit the Board to, in accordance with the Plan, reconstitute the Board, cancel existing Equity Interests (as defined in the Plan) and issue New Common Stock (as defined in the Plan);
•	exclude, in accordance with the Plan, certain matters from the restriction on stockholder action by written consent; and
•	restrict indemnification rights to certain persons acting, on or after September 16, 2014, as a director or employee of the Company.
The Board believes that it is in the best interests of the Company and its stockholders to amend and restate the Charter to remove the Bankruptcy Provisions and to make additional ministerial, clarifying and conforming changes. Accordingly, the Board unanimously approved and declared advisable, subject to stockholder approval, an Amended and Restated Charter to eliminate the Bankruptcy Provisions.
Description of the Proposed Amended and Restated Certificate of Incorporation
The proposed Amended and Restated Charter would eliminate the Bankruptcy Provisions and reflect additional ministerial, clarifying and conforming changes by:
•	updating Article SECOND to reflect the Company’s current registered office;
•	deleting certain language relating to the Plan in Articles FOURTH, EIGHTH and ELEVENTH;
•	deleting Articles TWELFTH, THIRTEENTH and FOURTEENTH in their entirety; and
•	making conforming cross reference changes and other ministerial revisions in the Charter.
The foregoing description is only a summary and is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the proposed Amended and Restated Charter included in the Appendix to this proxy statement.
Required Vote and Impact of Vote
The affirmative vote of a majority in voting power of shares entitled to vote on Proposal No. 3 at the Annual Meeting will be required to approve the proposed Amended and Restated Charter. Abstentions and broker non-votes, if any, will have the same effect as “against” votes on Proposal No. 3. Brokers and other nominees will have discretionary voting power to vote without instructions from the beneficial owner on Proposal No. 3 and, accordingly, your shares may be voted by your broker on this proposal.
If approved by our stockholders, the proposed Amended and Restated Charter will become effective upon its filing and effectiveness with the Secretary of State of Delaware, which is expected to occur promptly following the 2022 Annual Meeting. If the proposed Amended and Restated Charter is not approved by our stockholders, our Charter will continue in its current form.
The Board of Directors recommends that the stockholders vote “FOR” approval of the Amended and Restated Certificate of Incorporation described above.

STOCKHOLDER PROPOSALS
Stockholder proposals submitted for inclusion in our proxy materials for the 2023 Annual Meeting of Stockholders must be received at our principal executive offices, 31 East 62nd Street, New York, New York 10065, Attention: Secretary, not later than December 28, 2022, if the proposal is submitted pursuant to Rule 14a-8 under the Exchange Act, or not earlier than February 14, 2023 and not later than March 16, 2023 if the proposal is submitted pursuant to SIGA’s Bylaws. In order to avoid controversy, stockholders should submit proposals by means, including electronic, that permit them to prove the date of delivery. Such proposals must comply with applicable requirements under SIGA’s Bylaws and Rule 14a-8 under the Exchange Act.
If a stockholder intends to present a proposal for consideration at the next annual meeting outside of the processes of Rule 14a-8 under the Exchange Act, we must receive notice of such proposal at the address given above by March 13, 2023. If not received by such date, such notice will be considered untimely under Rule 14a-4(c)(1) under the Exchange Act, and our proxies will have discretionary voting authority with respect to such proposal, if presented at the annual meeting. We will not be required to include any such proposal in our proxy materials.
The Exchange Act deadlines described above are calculated by reference to the mailing date of the proxy materials for this year’s Annual Meeting. If the date of next year’s Annual Meeting is more than 30 days earlier or later than the anniversary of this year’s meeting, SIGA will, in a timely manner, inform stockholders of such change and the effect of such change on the deadlines given above by including a notice in a filing with the SEC or by any other means reasonably calculated to inform stockholders.
AVAILABILITY OF ANNUAL REPORT ON FORM 10-K TO STOCKHOLDERS
SIGA’s Annual Report to Stockholders for the year ended December 31, 2021 accompanies this proxy statement. SIGA will provide to any stockholder, upon written request and without charge, a copy of its most recent Annual Report on Form 10-K, including the financial statements, as filed with the SEC. All requests for such reports should be directed to the Chief Financial Officer, 31 East 62nd Street, New York, New York 10065, telephone number (212) 672-9100.
OTHER MATTERS
At the date of this proxy statement, management is not aware that any matters not referred to in this proxy statement would be presented for action at the Annual Meeting. If any other matters should come before the Annual Meeting, the persons named in the accompanying proxy will have discretionary authority to vote all proxies in accordance with their best judgment, unless otherwise restricted by law.

“HOUSEHOLDING” OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding”, potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single proxy statement or annual report to multiple stockholders sharing an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or annual report, please notify us by sending a written request to SIGA Technologies, Inc., 31 East 62nd Street, New York, New York 10065 or by calling us at (212) 672-9100. You may also notify us to request delivery of a single copy of our annual report or proxy statement if you currently share an address with another stockholder and are receiving multiple copies of our annual report or proxy statement.
BY ORDER OF THE BOARD OF DIRECTORS

Daniel J. Luckshire
Secretary
Dated: April 27, 2022

Appendix
The Amended and Restated Charter, marked to show the proposed amendments to the current Charter, is set forth below. Proposed deletions are reflected in “strike-through” text and proposed additions are reflected in “underline” text.
AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SIGA TECHNOLOGIES, INC.
Pursuant to ~~Section 303~~Sections 242 and 245
of the General Corporation Law of
the State of Delaware
The undersigned, Daniel J. Luckshire, certifies that he is the Executive Vice President and Chief Financial Officer of SIGA Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), and does hereby further certify as follows:
1. The name of the corporation is SIGA Technologies, Inc. ~~(the Corporation”).~~ The name under which the Corporation was originally incorporated was SIGA Pharmaceuticals, Inc. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on December 28, 1995~~, and a Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State on April 27, 2000 (as so amended and as further amended, the “Certificate of Incorporation”)~~.
2. This Amended and Restated Certificate of Incorporation ~~amends and restates the Certificate of Incorporation and has been~~was duly adopted ~~and implemented pursuant to the Third Amended Chapter 11 Plan~~by the Board of Directors of the Corporation~~, dated April 7, 2016 (the “Plan”) as confirmed by Order of the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) (Chapter 11 Case No. 14-12623 (SHL), dated April 8, 2016 (the “Confirmation Order”) and~~ and by the stockholders of the Corporation in accordance with ~~the provisions of Section 303~~Sections 242 and 245 of the General ~~Corporate~~Corporation Law of the State of Delaware. ~~The Plan and the Confirmation Order authorize the making and filing of this Amended and Restated Certificate of Incorporation.~~
3. The text of the Certificate of Incorporation ~~of the Corporation~~, as amended and restated ~~by the Amended and Restated Certificate of Incorporation~~hereby, reads in its entirety as follows:
FIRST: The name of the Corporation is SIGA Technologies, Inc. (the “Corporation”).
SECOND: The address of the Corporation’s registered office in the State of Delaware is ~~2711 Centerville Road, Suite 400~~251 Little Falls Drive, City of Wilmington, County of New Castle, DE 19808. The name of the registered agent of the Corporation at such address is Corporation Service ~~Corporation~~Company.
THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a Corporation may be organized under the General Corporation Law of Delaware.
FOURTH: The total number of shares of capital stock that the Corporation shall have the authority to issue is Six Hundred Twenty Million (620,000,000) shares consisting of:
(i) Six Hundred Million (600,000,000) shares of common stock, par value $.0001 per share (the “Common Stock”); and
(ii) Twenty Million (20,000,000) shares of preferred stock, par value $.0001 per share (the “Preferred Stock”).
The Board of Directors of the Corporation (the “Board of Directors”) shall have the authority to fix by Resolution the voting powers (full, limited, multiple, fractional or none), designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights of the Preferred Stock or any class or series thereof prior to or concurrently with the issuance of such shares.
There shall be no cumulative voting rights for the Common Stock.

The holders of the Common Stock and the Preferred Stock shall be entitled to dividends, when, as and if declared by the Board of Directors ~~of the Corporation~~, payable at such time or times as the Board of Directors may determine.
Subject to the determination of the Board of Directors with regard to the Preferred Stock, in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, all remaining assets and funds of the Corporation available for distribution to its stockholders shall be distributed in equal amounts per share and without preference or priority of one class of common stock over the other.
~~Notwithstanding the foregoing, any and all Common Stock and Preferred Stock, whether issued or outstanding prior or subsequent to the Effective Date (as defined in the Third Amended Chapter 11 Plan of the Corporation, dated April 7, 2016 (the “Plan”) as confirmed by Order of the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) (Chapter 11 Case No. 14-12623 (SHL), dated April 8, 2016) (the “Confirmation Order”)), shall be subject to all of the terms and provisions of the Plan, including, without limitation, the cancellation of any such shares of Common Stock and Preferred Stock to the extent provided in the Plan.~~
No action may be taken by the stockholders of the Corporation by their written consent without a stockholders’ meeting. ~~Notwithstanding the foregoing, after such time, if any, that the New Common Stock (as defined in the Plan) is issued to PharmAthene, Inc. as provided in the Plan, then any action may be taken by the stockholders of the Corporation by written consent without a stockholders’ meeting.~~
No stockholder of the Corporation shall by reason of his or her holding shares of any class have any preemptive or preferential right to purchase or subscribe to any shares of any class of the Corporation, now or hereafter to be authorized, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such stockholder, other than such rights, if any, as the Board of Directors, in its discretion from time to time may grant, and at such price as the Board of Directors in its discretion may fix; and the Board of Directors may issue shares of any class of the Corporation, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, without offering any such shares of any class, either in whole or in part, to the existing stockholders of any class.
FIFTH: The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in, the by-laws of the Corporation. No election of directors need be by ballot unless the by-laws so provide.
SIXTH: The Corporation hereby expressly elects not to be governed by Section 203 of the General Corporation Law of Delaware.
SEVENTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) from any transaction from which the director derived an improper personal benefit.
EIGHTH: The Corporation shall indemnify, in accordance with and to the full extent now or hereafter permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Corporation), by reason of his or her acting as a director of the Corporation ~~on the Commencement Date (as defined in the Plan) or at any time thereafter~~ (and the Corporation, in the discretion of the Board, may so indemnify a person by reason of the fact that he or she is or was an officer or employee of the Corporation or is or was serving at the request of the Corporation in any other capacity for or on behalf of the Corporation ~~on the Commencement Date or at any time thereafter~~) against any liability or expense actually and reasonably incurred by such person in respect thereof; provided, however, that, the Corporation shall not be obligated to indemnify any such person (i) with respect to proceedings, claims or actions initiated or brought voluntarily by such person and not by way of defense, or (ii) for any amounts paid in settlement of an action effected without the prior written consent of the Corporation to such settlement. Such indemnification is not exclusive of any other right to indemnification provided by law, agreement or otherwise.

NINTH: No amendment to or repeal of Article ~~Seven~~Seventh or Article ~~Eight~~Eighth of this Certificate of Incorporation shall apply to or have any effect on the rights of any individual referred to in Article ~~Seven~~Seventh or Article ~~Eight~~Eighth for or with respect to acts or omissions of such individual occurring prior to such amendment or repeal.
TENTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the General Corporation Law of Delaware or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the General Corporation Law of Delaware, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.
ELEVENTH: The Board of Directors shall have power without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the by-laws of the Corporation~~; provided, however, that prior to the Plan Covenant Termination Date (as defined in the Plan) the by-laws of the Corporation and this Certificate of Incorporation may not be amended by the Board of Directors or the stockholders other than as permitted by the Plan Covenants (as defined in the Plan)~~.
~~TWELFTH: The Corporation shall not issue any non-voting equity securities in contravention of Section 1123(a)(6) of the Bankruptcy Code.~~
~~THIRTEENTH: The Plan Covenants (as defined in the Plan) are adopted in this Certificate of Incorporation and incorporated herein by reference as if fully set forth herein.~~
~~FOURTEENTH: Pursuant to the Plan, the Board of Directors shall have the power without the assent or vote of the stockholders or any other corporate action to (a) effectuate the potential reconstitution of the Board of Directors if and to the extent required by Section 6.6(d) of the Plan; and/or (b) cancel existing Equity Interests (as defined in the Plan) and issue New Common Stock (as defined in the Plan) in the event the Corporation elects to treat the PharmAthene Allowed Claim (as defined in the Plan) in accordance with Section 4.3(b)(i)(C) of the Plan, or the PharmAthene Allowed Claim is to be treated as set forth in Section 4.3(b)(ii) of the Plan.~~
~~FIFTEENTH~~TWELFTH: The Corporation shall have perpetual existence.
IN WITNESS WHEREOF, I have hereunto set my hand this ~~12th~~[•] day of ~~April~~June, ~~2016~~2022.
SIGA TECHNOLOGIES, INC.

By:	/s/ Daniel J. Luckshire
	Name:	Daniel J. Luckshire
	Title:	Executive Vice President and Chief Financial Officer

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 13, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting – Go to **www.virtualshareholdermeeting.com/SIGA2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 13, 2022. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

1. Election of Directors

Nominees

01) James J. Antal
02) Jaymie A. Durnan
03) Phillip L. Gomez
04) Julie M. Kane
05) Joseph W. Marshall, III
06) Gary J. Nabel
07) Julian Nemirovsky
08) Holly L. Phillips
09) Michael C. Plansky

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: The proxy holders are authorized to vote at their discretion upon any other matter that may properly come before the meeting and any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000565259_1 R1.0.0.24

SIGA TECHNOLOGIES, INC.
ANNUAL MEETING OF STOCKHOLDERS
June 14, 2022
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder(s) hereby appoint(s) Phillip L. Gomez and Daniel J. Luckshire, or either of them, as proxy holders, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of SIGA Technologies, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:30 a.m., Eastern Time on Tuesday, June 14, 2022, at www.virtualshareholdermeeting.com/SIGA2022 and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

0000565259_2 R1.0.0.24

Continued and to be signed on reverse side